Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TOOLS ACQUISITIONCO, LLC,

TOOLS MERGERSUB, INC.

and

P&F Industries, Inc.

Dated as of October 13, 2023

i

ii

iii

Index of Defined Terms

Acceptable Confidentiality Agreement	51
Acquisition Sub	1
Action	1
Adverse Recommendation Change	51
Aggregate Merger Consideration	1
Agreed Reimbursement Amount	1
Agreement	1
Antitrust Laws	1
ARSCO	6
Articles of Merger	2
BIS	31
Blue Sky Laws	1
Bonanza	6
Book Entry Shares	4
Business Day	1
Capital One	6
CERCLA	5
Certificates	4
Closing	2
Closing Date	2
Code	2
Company	1
Company Benefit Plan	16
Company Bylaws	9
Company Charter	9
Company Common Stock	3
Company Data	2
Company Debt	63
Company Disclosure Letter	2
Company Equity Awards	2
Company Intellectual Property Rights	21
Company Material Adverse Effect	2
Company Material Contract	26
Company Option	3
Company Permits	13
Company Privacy Policies	3
Company Recommendation	4
Company Related Parties	71
Company Restricted Shares	4
Company SEC Documents	13
Company Software	21
Company Stock Plan	4
Company Stockholder Advisory Vote	11
Competing Proposal	53

Confidentiality Agreement	4
Consent	12
Continental	6
Continuing Employees	57
Contract	4
control	4
Countrywide	6
COVID Measures	4
COVID-19	4
D&O Indemnified Parties	54
Data Processor	5
Debt Commitment Letter	37
Debt Financing	37
Debt Financing Sources	5
Debt Payoff Amount	64
DGCL	1
Dissenting Shares	8
East Wind	32
EEA	12
Effective Time	2
Embassy	6
Environmental Laws	5
Environmental Permits	30
Equity Commitment Letter	37
Equity Financing	37
ERISA	6
ERISA Affiliate	18
EU GDPR	12
Exchange Act	6
Exchange Fund	4
Exhaust	6
Existing Credit Agreement	6
Existing D&O Insurance Policies	55
Expenses	7
Financing	37
Financing Agreements	61
Financing Commitments	37
Financing Sources	7
Foreign Plan	7
GAAP	8
Government Contract	8
Governmental Authority	8
Grant Date	10
Green Manufacturing	6

iv

Guarantor	37
Guaranty	1
Hazardous Materials	8
Heisman	7
Horowtiz Employment Agreement	8
Hy-Tech	6
Hy-Tech Illinois	7
Improvements	29
Information Security Program	8
Intellectual Property Rights	9
Intervening Event	53
IRS	9
IT Systems	9
Jiffy	6
Knowledge	9
Law	9
Lease	29
Leased Real Property	29
Lien	9
Malicious Code	10
Material Customer	33
Material Supplier	33
Merger	1
Merger Consideration	4
Molino Employment Agreement	10
Notice of Adverse Recommendation	52
Notice of Superior Proposal	52
OFAC	13
Open Source Software	10
Option Cash Payment	7
Order	10
Owned Real Property	28
Pacific Stair	6
Parent	1
Parent Disclosure Letter	11
Parent Material Adverse Effect	11
Parent Organizational Documents	11
Parent Related Parties	70
Paying Agent	4
Paying Agent Agreement	4
Permitted Lien	11

Person	11
Personal Data	11
Post-Closing Plans	58
Post-Closing Welfare Plans	58
Privacy Requirements	12
Process	12
Processed	12
Processing	12
Proxy Statement	14
Real Property	13
Release	13
Representatives	49
Requisite Stockholder Approval	31
Reverse Termination Fee	13
Sanctioned Country	13
Sanctioned Party	13
Sanctions	13
SEC	13
SEC Clearance Date	46
Securities Act	14
Security Incident	14
Solvent	39
SOX	13
Stockholder Support Agreement	1
Stockholders’ Meeting	46
Subsidiary	14
Superior Proposal	54
Surviving Corporation	2
Takeover Statute	12
Tax	14
Tax Returns	14
Taxes	14
Termination Date	67
Termination Fee	15
Third Party	15
Trade Controls	15
Treasury Regulation	15
Union	19
WARN Act	15
WILP	6
Woodmark	6

v

This AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2023 (this “Agreement”), is made by and among Tools AcquisitionCo, LLC, a Delaware limited liability company (“Parent”), Tools MergerSub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”), and P&F Industries, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties hereto intend to effect a merger (the “Merger”) of Acquisition Sub with and into the Company pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company has unanimously (i) authorized the execution and delivery of this Agreement and declared it advisable to, fair to and in the best interests of the Company and its stockholders and approved the consummation of the transactions contemplated hereby, including the Merger, (ii) directed that the Merger be submitted for consideration at a meeting of the Company’s stockholders and (iii) subject to the terms of this Agreement, resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger;

WHEREAS, the board of directors of Acquisition Sub has unanimously (i) authorized the execution and delivery of this Agreement and declared it advisable to, fair to and in the best interests of Acquisition Sub and its sole stockholder and approved the consummation of the transactions contemplated hereby, including the Merger, (ii) directed that the Merger be submitted for consideration by Acquisition Sub’s sole stockholder and (iii) resolved to recommend that the sole stockholder of Acquisition Sub approve the Merger, and Parent, as the sole stockholder of Acquisition Sub, has approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the member manager of Parent has unanimously (i) authorized the execution and delivery of this Agreement and declared it advisable to, fair to and in the best interests of the Parent and its members, and (ii) adopted this Agreement and approved the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Acquisition Sub to enter into this Agreement, the holder of 45.2% of the Company Common Stock has executed and delivered to the Company, Parent and Acquisition Sub a support agreement pursuant to which such holder has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (the “Stockholder Support Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company a limited guaranty (the “Guaranty”) of the Guarantor, dated as of the date hereof, pursuant to which the Guarantor has guaranteed certain obligations of Parent and Acquisition Sub; and

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WHEREAS, each of Parent, Acquisition Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1             Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

Article II

THE MERGER

Section 2.1             The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “P&F Industries, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2             The Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on a date to be specified by the parties hereto, but no later than the fifth Business Day after the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall take place at the offices of Ruskin Moscou Faltischek, P.C., 1425 RXR Plaza, East Tower, 15th Floor, Uniondale, New York 11556 or remotely by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.3             Effective Time.

(a)            Concurrently with the Closing, each of the Company, Parent and Acquisition Sub shall cause articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Articles of Merger have been duly filed with the Secretary of State of the State of Delaware, or such other time as may be agreed to by Parent, Acquisition Sub and the Company (such date and time of filing, being hereinafter referred to as the “Effective Time”).

(b)            The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, (i) the Company shall be the surviving corporation in the Merger, (ii) all the property, rights, privileges, immunities, powers, franchises and liabilities of the Company and the Acquisition Sub are vested in the Surviving Corporation, (iii) the separate existence of Acquisition Sub shall cease and (iv) the Company shall continue to be governed by the laws of the State of Delaware.

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Section 2.4             Charter and Bylaws. At the Effective Time, the charter and bylaws of the Surviving Corporation shall be amended and restated to be identical to the charter and bylaws set forth on Exhibit A and Exhibit B, respectively, until thereafter amended in accordance with applicable Law, the applicable provisions of the charter and bylaws of the Surviving Corporation and the applicable requirements set forth in Section 6.6.

Section 2.5             Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to serve in accordance with the charter and bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.6             Officers. The officers of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the officers of the Acquisition Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Article III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1             Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a)            Cancellation of Company Securities. Each share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) held by the Company or any of its Subsidiaries or held, directly or indirectly, by Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)            Conversion of Company Securities. Except as otherwise provided by applicable Law or in this Agreement, each share, including each Company Restricted Share outstanding as of immediately prior to Effective Time which becomes fully vested pursuant to Section 3.3(b) of this Agreement, of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares canceled pursuant to Section 3.1(a)) shall be converted into the right to receive $13.00 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall no longer be issued or outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration, without interest thereon.

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(c)            Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, $1.00 par value per share, of the Surviving Corporation and constitute the only issued or outstanding shares of stock of the Surviving Corporation.

(d)            Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2             Payment for Securities; Exchange of Certificates.

(a)            Designation of Paying Agent; Deposit of Exchange Fund. No later than ten (10) days prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the United States, the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as paying agent for the payment of the Merger Consideration as provided in Section 3.1(b), and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

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(b)          Procedures for Exchange.

(i)            Certificates. As promptly as reasonably practicable following the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).

(ii)           Book-Entry Shares. As promptly as reasonably practicable following the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Book-Entry Share not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Shares held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall be in the form and have such other provisions as Parent and the Company may reasonably specify, and (ii) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(b).

(c)          Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Shares not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book Entry Shares held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, in accordance with Section 3.2(b), as applicable, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

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(d)            Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration in respect thereof. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Shares five (5) years after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e)            No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g)            Withholding. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Without limiting the foregoing, Parent acknowledges that, if the forms described in Section 6.20(b) are duly and timely provided, it is not aware of any obligation under applicable Tax Law (as of the date hereof) to deduct or withhold any amount in respect of Taxes from payments under this Agreement (other than compensatory payments to employees). To the extent that Parent becomes aware that payments under this Agreement (other than compensatory payments to employees) may be subject to withholding Taxes, Parent shall promptly notify the Company and the parties hereto shall cooperate in good faith to minimize or eliminate the amount of any such withholding.

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Section 3.3             Company Options; Company Restricted Shares.

(a)            Treatment of Company Options. Prior to the Effective Time, the board of directors of the Company (or the compensation committee of such board) will adopt appropriate resolutions and take all other actions as may be reasonable or necessary to provide that as of the Effective Time, without any action of the holder thereof, unless otherwise agreed between Parent and any individual holder of a Company Option, each Company Option (whether or not vested) that is outstanding immediately prior thereto shall be canceled and terminated and shall be converted into and entitle the holder thereof to receive in exchange therefor only, an amount in cash, without interest thereon (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to, and outstanding under, such Company Option and (ii) the excess, if any, of the Merger Consideration, over the exercise price per share of Company Common Stock underlying such Company Option (the “Option Cash Payment”). Following the Effective Time, any such terminated and canceled Company Option shall no longer be exercisable and shall only entitle the Company Option holder to the Option Cash Payment, provided that if the exercise price per share of Company Common Stock underlying such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Option the Option Cash Payment (if any) within five (5) Business Days following the Effective Time, and (ii) timely remit to applicable governmental authorities any such applicable withholding or other Taxes required by applicable Law to be withheld plus any employer portion of employment Taxes.

(b)            Treatment of Company Restricted Shares. Prior to the Effective Time, the board of directors of the Company (or the compensation committee of such board) will adopt appropriate resolutions and take all other actions as may be reasonable or necessary to provide that as of the Effective Time, without any action of the holder thereof, any vesting conditions or restrictions applicable to each Company Restricted Share outstanding immediately prior thereto shall lapse. Notwithstanding the payment mechanics set forth in Sections 3.1 and 3.2 above, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of Company Restricted Shares the Merger Consideration provided for under Section 3.1(b) with respect to each Company Restricted Share (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) within five (5) Business Days following the Effective Time, and (ii) timely remit to applicable governmental authorities any such applicable withholding or other Taxes plus any employer portion of employment Taxes.

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(c)            The Company, the board of directors of the Company and the compensation committee of such board, as applicable, shall adopt any resolutions and take all steps necessary to (i) cause such Company Stock Plan to terminate at or immediately prior to the Effective Time and (ii) ensure that from and after the Effective Time neither Parent, the Company nor any of their successors or Affiliates will be required to deliver shares or other capital stock of the Company or Parent to any Person pursuant to or in settlement of Company Options or Company Restricted Shares pursuant thereto.

Section 3.4             Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5             Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 3.6             Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent (and not the Company or Acquisition Sub), and the Aggregate Merger Consideration shall be reduced, on a dollar-for-dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date. The Company shall give prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to direct and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company Disclosure Letter or (y) in the Company SEC Documents filed by the Company prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements”, any other disclosures included therein to the extent they are forward-looking in nature or with respect to Sections 4.2 (Capitalization), 4.3 (Authority Relative to Agreement), 4.20 (Brokers) and 4.21 (Opinion of Financial Advisor)) to the extent that the applicable disclosure in the Company SEC Documents is such that its relevance to a representation or warranty contained in this Article IV is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to Parent as follows:

Section 4.1             Organization and Qualification; Subsidiaries.

(a)            The Company is a corporation in good standing under the laws of the state of Delaware and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company’s Restated Certificate of Incorporation (the “Company Charter”) and the Company’s Amended and Restated Bylaws (the “Company Bylaws”), as currently in effect, are included in the Company SEC Documents and the Company is not in violation of any provision of such documents.

(b)            Each of the Company’s Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

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Section 4.2             Capitalization.

(a)            The authorized capital stock of the Company consists solely of (i) 7,000,000 shares of Class A Company Common Stock, 3,194,699 of which were issued and outstanding (including 15,000 outstanding Company Restricted Shares), (ii) 2,000,000 shares of Class B Company Common Stock, none of which were issued and outstanding, (iii) 2,000,000 shares of preferred stock of the Company, par value $10.00 per share, none of which were issued and outstanding and (iv) 325,000 shares of Class A Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, of which 78,750 shares of Class A Common Stock were subject to Company Options as of the date hereof. Except as provided in the preceding sentence and except for shares of Class A Company Common Stock that hereafter become reserved for issuance or subject to issuance as permitted by this Agreement, the Company has no shares reserved for, or subject to, issuance. Other than as set forth in Section 4.2(c) of the Company Disclosure Letter or, after the date hereof, to the extent expressly permitted by Section 6.1, there are no existing and outstanding (i) options, warrants, calls, subscriptions, profits interests, stock appreciation rights, preemptive rights, rights of first refusal, rights of first offer, or other rights, convertible or exchangeable securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity or voting interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any other securities described in this Section 4.2(a), (iii) contingent value rights, “phantom” stock” or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries,(iv) voting trusts, proxies or similar agreements to which the Company is a party with respect to the voting, directly or indirectly, of the capital stock of the Company.

(b)            There are no accrued and unpaid dividends with respect to any shares of Company Common Stock. None of the Company or any of its Subsidiaries has adopted a stockholder rights agreement, rights plan, “poison pill” or other similar agreement that is in effect.

(c)            Section 4.2(c) of the Company Disclosure Letter accurately sets forth the following information for all of the issued and outstanding Company Options and Company Restricted Shares, as applicable: (i) the holder’s name, (ii) the date on which the grant of such award was by its terms to be effective (the “Grant Date”); (iii) the expiration date; (iv) the exercise price; (v) the number and class of shares of Company’s stock subject to such award (including for any awards subject to performance metrics the target and maximum number of shares subject to such award); (vi) whether the Company Option is an incentive stock option or a nonqualified stock option; and (vii) the Company Stock Plan under which such Company Option or Company Restricted Shares was granted. With respect to each grant of a Company Option, (A) such grant was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval, (B) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto and is in full force and effect, (C) such grant was made in all material respects in accordance with the terms of the applicable Company Benefit Plan and all other applicable Laws, and (D) the per share exercise price of such Company Option was equal to at least the fair market value of a share of Common Stock on the applicable Grant Date. All Company Options and Company Restricted Shares were issued under the Company Stock Plans. Other than the Company Options and Company Restricted Shares, no other equity or equity based compensation awards are outstanding. The treatment of the outstanding Company Options and Company Restricted Shares contemplated by Section 3.1 and Section 3.3 is permitted under the terms of the Company Stock Plan and award agreements under which the Company Options and Company Restricted Shares have been granted (without any action by, or consent of, any holder thereof). No Company Option is subject to Section 409A of the Code.

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(d)            All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly-owned Subsidiary (except for de minimis equity interests held by a Third Party for local regulatory reasons) and free and clear of all Liens except for restrictions imposed by applicable securities laws.

(e)            Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

Section 4.3             Authority Relative to Agreement.

(a)            The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval and the occurrence of the Company Stockholder Advisory Vote, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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(b)            The board of directors of the Company has, at a duly held meeting, approved resolutions by the requisite vote of the directors, that (i) determined that the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby are advisable to, fair to and in the best interests of the Company and its stockholders, (ii) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated hereby, including the Merger and the other transactions contemplated by this Agreement, (iii) directed that the Merger be submitted for consideration at a meeting of the Company’s stockholders and (iv) subject to the terms of this Agreement, resolved to make the Company Recommendation (provided that any change or modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.5 shall not be a breach of the representation in (iii)).

(c)            The board of directors of the Company has taken all necessary action such that the restrictions imposed on business combinations by Section 203 of the DGCL are inapplicable to this Agreement, and, assuming the accuracy of the representations and warranties of Parent and Acquisition Sub set forth herein, no other “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) or any anti-takeover provision in the organizational documents of the Company is applicable to the Company, the Company Common Stock, this Agreement, the Stockholder Support Agreement, the Merger or the transactions contemplated herein.

Section 4.4             No Conflict; Required Filings and Consents.

(a)            Except as set forth in Section 4.4(a) of the Company Disclosure Letter Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Company Material Contract (other than any Company Benefit Plan), or result in the creation of a Lien, other than any Permitted Lien or any Lien created as a result of any action taken by Parent or Acquisition Sub, upon any of the property or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii) any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would have a Company Material Adverse Effect.

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(b)            No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing with, and acceptance for record by, the Secretary of State of the State of Delaware of the Articles of Merger and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) the applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) filings with the Nasdaq Global Market, (vi) such other items required solely by reason of the participation of Parent or Acquisition Sub in the transactions contemplated hereby and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would have a Company Material Adverse Effect.

Section 4.5             Permits; Compliance With Laws.

(a)            The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certifications, certificates, approvals and orders necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted (the “Company Permits”) and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.

(b)            None of the Company or any of its Subsidiaries is in default or violation of any (i) Law applicable to the Company, any of its Subsidiaries or by which any of their respective properties or assets are bound or (ii) Company Permit, except for any such defaults or violations that would not have a Company Material Adverse Effect.

Section 4.6             Company SEC Documents; Financial Statements.

(a)            Since January 1, 2022, the Company has filed or furnished with the SEC all material forms, documents, statements, schedules, certifications and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents, and reports filed with the SEC, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act and neither the Company nor any Subsidiary of the Company is subject to the periodic reporting or corporate governance requirements of any foreign Governmental Authority that performs a similar function to that of the SEC or the requirements of any securities exchange or quotation system, other than the Company’s obligations with respect to the listing of its Company Common Stock or the NASDAQ Global Market.

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(b)            The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, none of which are expected to have a Company Material Adverse Effect, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.7             Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the approval by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”), will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub (or any of their Affiliates) for inclusion therein.

Section 4.8             Disclosure Controls and Procedures.

(a)            The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs I and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Copies of all such disclosures referred to in the preceding sentence since January 1, 2022 (or written summaries, in the case of disclosures made orally) have been made available to Parent. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC to allow timely decisions regarding required disclosure and to make certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX, and based on Company management’s most recent such assessment prior to the date of this Agreement, the chief executive officer and chief financial officer of the Company concluded that such controls were effective. The Company’s system of “internal control over financial reporting”(as defined in Rule 13a-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP

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(b)            Since January 1, 2022, the then-acting Chief Executive Officer and the then-acting Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the statements contained in such certifications are accurate; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received written notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(c)            Since January 1, 2022, (i) neither the Company nor any Subsidiary of the Company which was then a reporting company under the Exchange Act, nor to the Knowledge of the Company, any director, officer or outside auditor of the Company or any such Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or its Subsidiaries or any of their officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or executive officer of the Company. The Company is, and since January 1, 2022 has been, in compliance in all material respects with (i) the applicable provisions of SOX and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market.

(d)            The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received from January 1, 2022 to the date of this Agreement relating to the Company SEC Documents and all written responses of the Company or its Subsidiaries thereto. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and (ii) to the Knowledge of the Company, none of the Company SEC Documents (other than any confidential treatment requests) is under ongoing SEC review. As of the date of this Agreement, to the Knowledge of the Company, there are no SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices or compliance with the Exchange Act, Securities Act or other securities laws of the Company or its Subsidiaries.

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Section 4.9             Absence of Certain Changes or Events. Since June 30, 2023, (a) except with respect to the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement, , the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business, (b) there has not been any adverse change, event, development or state of circumstances that has had a Company Material Adverse Effect and (c) except as set forth in Section 4.9(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any actions or omitted to take any actions that if so taken or omitted after the date hereof would require Parent’s consent under Section 6.1.

Section 4.10           No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, as applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since June 30, 2023, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby, (d) for liabilities or obligations that would not have a Company Material Adverse Effect or (e) except as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

Section 4.11           Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, as of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, that would have a Company Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12           Employee Benefit Plans.

(a)            Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan). For purposes of this Agreement, the term “Company Benefit Plan” shall mean each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (ii) each stock option, stock purchase, stock appreciation right, other stock or stock-based incentive, bonus, incentive, change-in-control, compensation, retention, retirement, deferred compensation, vacation, paid-time off, profit-sharing, unemployment, severance, separation, termination, employment, consulting, independent contractor, fringe benefit, health, welfare, disability, retirement, tax gross-up, vacation and other paid time off, agreement, plan, policy, program, practice or arrangement, whether or not oral or written, in each case, that the Company or any of its Subsidiaries sponsors, maintains, participates in, is a party or contributes to (or is required to contribute to), or with respect to which the Company or any of its Subsidiaries have any liability (including contingent liability).

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(b)            The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and all amendments thereto (or, if such Company Benefit Plan is unwritten, a written summary of the material terms of any such Company Benefit Plan) and a true and complete copy of the following items (in each case, only if applicable) with respect to each material Company Benefit Plan: (i) each trust agreement or other funding arrangement (including each insurance contract and certificate of coverage), (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed annual reports on IRS Form 5500 and schedules thereto, (iv) financial statements for the three (3) most recently completed plan years, and (v) the most recently received IRS determination letter or IRS opinion letter; (vi) nondiscrimination and other annual testing results for the three (3) most recently competed plan years; and (vii) material or non-routine correspondence received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other Governmental Authority during the past six (6) years.

(c)            Each of the Company Benefit Plans has been established, maintained, operated, administered and funded in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code. All material contributions, premiums or payments under or with respect to each Company Benefit Plan which are due on or before the Effective Time have been paid or contributed in a timely manner in accordance with the terms of such plan and applicable Law or properly accrued in accordance with GAAP. No audits, inquiries, reviews or claims are pending with any Governmental Authority. The Company and its Subsidiaries have complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010, including offering applicable health coverage to all full-time employees since January 1, 2015.

(d)            None of the Company, its Subsidiaries or any Company Benefit Plan (or any trust created thereunder), or to the Knowledge of the Company, none of any trustee, administrator or fiduciary thereof has engaged in a transaction in connection with which the Company, any Subsidiary, any Company Benefit Plan, any such trust, or any trustee, administrator or fiduciary thereof, or any Person dealing with any Company Benefit Plan or any such trust would reasonably be expected to be subject to a civil penalty assessed pursuant to section 409, 406 or 502(i) of ERISA, a tax imposed pursuant to section 4975 or 4976 of the Code or other liability as a result of a breach of fiduciary duty or constituting an action prohibited by Section 406 of ERISA, in each case, except as would not reasonably be expected to give rise to a material liability on the Company, its Subsidiaries or any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has incurred any material excise Taxes under Chapter 43 of the Code with respect to any Company Benefit Plan and nothing has occurred with respect to any Company Benefit Plan that could reasonably be expected to subject the Company or any of its Subsidiaries to any such excise Taxes.

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(e)            (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter on which the Company is entitled to rely and (ii) to the Knowledge of the Company, no event has occurred that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(f)            Except as set forth in Section 4.12(f) of the Company Disclosure Letter, no Company Benefit Plan is and neither the Company nor any Person or trade or business (whether incorporated or unincorporated) that is a member of a “controlled group of corporations” or “controlled group” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) has, within the six (6) year period prior to the Effective Date, sponsored, maintained, been a participating employer in, contributed to, been required to contribute to or had any liability (contingent or otherwise) with respect to any (i) plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code. No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries has any liability with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(g)            There are no material claims pending, or, to the Knowledge of the Company, threatened material Actions, suits, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan.

(h)            Except as provided under this Agreement, or as set forth in Section 4.12(h) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Merger (either alone or in combination with another event) would reasonably be expected to (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment or cancellation of indebtedness, (ii) materially increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor, or any Company Benefit Plan or (iii) accelerate the time of payment or vesting of compensation or benefits to any such director, employee, consultant or independent contractor or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans or otherwise.

(i)             Except as set forth in Section 4.12(i) of the Company Disclosure Letter, no Company Benefit Plan provides or promises, and none of the Company or its Subsidiaries has any obligations for, post-termination or retiree health, life, disability or other welfare benefits (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code, the full amount of which is paid by the recipient, or with respect to coverage that continues through the end of the month in which a termination of employment occurs). Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability on account of a violation of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

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(j)             Each Company Benefit Plan that is subject to Section 409A of the Code is in documentary compliance with Section 409A of the Code and has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code. No Person is entitled to receive any additional payments (including any tax “gross-up” or similar “make-whole” payments) from the Company or any of its Subsidiaries as a result of the imposition of any Tax under Section 409A of the Code or other applicable Law.

(k)            Except as set forth on Section 4.12(k) of the Company Disclosure Letter, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereunder, either alone or in combination with any other event, will result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code. No Person is entitled to receive any additional payments (including any tax “gross-up” or similar “make-whole” payments) from the Company or any of its Subsidiaries as a result of the imposition of any Tax under Section 4999 of the Code.

(l)             Except as would not reasonably be expected to result in a Company Material Adverse Effect, each Foreign Plan (i) has been established, maintained, operated, administered and funded in compliance with its terms and in compliance with applicable laws; (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws; and (v) is not subject to any pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Foreign Plan, or otherwise involving any such Foreign Plan or the assets of any Foreign Plan, other than routine claims for benefits.

Section 4.13           Employment and Labor Matters.

(a)            Except as set forth in Section 4.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is, or has been within the past five (5) years, a party to or bound by any collective bargaining agreement or other Contract with any labor organization, union, trade association, works council, or similar employee organization (collectively, “Union”) of any employees or group of employees of the Company or any of its Subsidiaries. There are no labor related strikes, walkouts or other work stoppages pending or, to the Company’s Knowledge, threatened in writing, and, since January 1, 2020, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout, work stoppage, or other labor dispute. To the Company’s Knowledge, there is no pending organizing campaign and no Union has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries. With respect to the transactions contemplated by this Agreement, the Company and its Subsidiaries will not be subject to any notice, consultation or bargaining obligations owed to the employees of the Company or any of its Subsidiaries or their representatives under applicable Law or collective bargaining agreement or other similar Contract.

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(b)            The Company has provided to Parent a true and correct list of all employees and independent contractors of the Company and its Subsidiaries, containing: (i) their names and status as an employee or contractor; (ii) the entity with which they are employed or engaged and their location (country, state, city); (iii) their start dates and number of years of continuous service; (iv) their positions and job titles; (v) their full-time, part-time, or temporary status; (vi) their base salaries or base hourly wage or contract rate; (vii) their target bonus rates or target commission rates; (viii) their visa status, if applicable and (ix) designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar Law. The Company and its Subsidiaries have properly classified each Person identified in the foregoing list as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to such Person for all purposes.

(c)            Except as set forth in Section 4.13(c) of the Company Disclosure Letter, the Company and its Subsidiaries are, and at all times during the past five (5) years have been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including, but not limited to, wages, hours, compensation, employee classification (either as exempt or non-exempt, or as a contractor versus employee), fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health.

(d)            There is no pending material Action against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, applicant, independent contractor, consultant, or other service provider of the Company or any of its Subsidiaries. No allegations of sexual harassment or other unlawful harassment or unlawful discrimination or retaliation have been made to the Company or any of its Subsidiaries against any officer, director, or executive of the Company or any of its Subsidiaries, and neither the Company or any of its Subsidiaries has not otherwise become aware of any such allegations. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or other unlawful harassment or unlawful discrimination or retaliation against or involving the Company or any of its Subsidiaries or any officer, director, or executive of the Company or any of its Subsidiaries.

(e)            Since January 1, 2022, no “mass layoff,” “plant closing,” “relocation,” “termination,” or similar event as defined by the WARN Act with respect to any employees of the Company or any of its Subsidiaries has occurred. Section 4.13(e) of the Company Disclosure Letter contains a complete and accurate list of each employee of the Company or any of its Subsidiaries who has suffered an “employment loss” (as defined in WARN Act) during the 90-day period preceding the date hereof and setting forth for each such person: (i) reason for the employment loss, (ii) termination date, (iii) his/her last job title(s) and department, and (iv) work location.

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Section 4.14           Intellectual Property Rights.

(a)            The Company and its Subsidiaries own, or have the right to use in the manner currently used, all Intellectual Property Rights that are material to the business of the Company and its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries has received, in the three (3) years preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the Company’s or its Subsidiaries’ ownership of or the validity or enforceability of any Intellectual Property Rights owned by or purported to be owned by the Company and its Subsidiaries (the “Company Intellectual Property Rights”). Except as set forth in Section 4.14(a) of the Company Disclosure Letter, no Company Intellectual Property Rights are subject to any outstanding judgment, injunction, order, decree or agreement materially restricting the Company’s or any of its Subsidiaries’ use or licensing thereof except as would not have a Company Material Adverse Effect. The Company and its Subsidiaries are the exclusive owners, free and clear of all Liens other than Permitted Liens, of all right, title, and interest in and to the Company Intellectual Property Rights except as would not have a Company Material Adverse Effect.

(b)            Neither the Company and its Subsidiaries nor the conduct of their business infringes upon, misappropriates, or otherwise violates, or has, since January 1, 2022, infringed upon, misappropriated, or otherwise violated, in each case in any material respect, any Intellectual Property Rights of any other Person. None of the Company or any of its Subsidiaries has received, since January 1, 2022, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation, or other violation by the Company or any of its Subsidiaries. To the Knowledge of the Company, no other Person is infringing, misappropriating, or otherwise violating, or has, since January 1, 2022, infringed, misappropriated, or otherwise violated, any Company Intellectual Property Rights.

(c)            To the Knowledge of the Company, no software that is included in the Company Intellectual Property Rights (the “Company Software”) incorporates, links to, calls on, or is otherwise combined or distributed with any Open Source Software in a manner that, according to the applicable Open Source Software license: (i) requires source code for any Company Software to be disclosed, made available, offered to the public, licensed, publicly distributed, or dedicated to the public, (ii) create obligations for the Company or any of its Subsidiaries to grant, or purport to grant, to any third party any rights or immunities under any Company Intellectual Property Rights in any Company Software, or (iii) imposes any present economic limitations on the Company’s or any of its Subsidiaries’ commercial exploitation of any Company Software except as would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has delivered, licensed or made available to any escrow agent or other Person any source code for any Company Software except for disclosures to employees and independent contractors for the Company or one of its Subsidiaries that are subject to written confidentiality obligations to maintain the confidentiality of such source code and who have had such access only during the term of their employment by or provision of services to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person except for disclosures to employees and independent contractors for the Company or one of its Subsidiaries that are subject to written confidentiality obligations to maintain the confidentiality of such source code and who have had such access only during the term of their employment by or provision of services to the Company or any of its Subsidiaries.

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(d)            The Company and each of its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all trade secrets and other material confidential information in the Company Intellectual Property Rights. Each current and former employee, consultant and contractor of the Company or any of its Subsidiaries who materially contributed to the development of any Company Intellectual Property Rights has executed a written Contract assigning all right, title and interest of such employee, consultant or contractor in such Intellectual Property Rights to the Company and agreeing to confidentiality provisions protective of the confidential information of the Company and its Subsidiaries. To the Knowledge of the Company, no current or former employee, consultant, or independent contractor of the Company or any of its Subsidiaries is in violation of such agreement.

(e)            No Contract to which the Company or any of its Subsidiaries is a party would, upon or after Closing, grant or purport to grant to any Person any license, covenant not to sue, or other rights related to Intellectual Property Rights owned by Parent or any of its Affiliates (other than the Company Intellectual Property Rights). All Intellectual Property Rights used in or necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted shall be owned or available for use by the Company and its Subsidiaries immediately after the Closing on terms and conditions substantially the same as those under which the Company and its Subsidiaries owned or used such Intellectual Property Rights immediately prior to the Closing.

(f)            Section 4.14(f) of the Company Disclosure Letter sets forth a list of all (i) live patents and registrations of other Intellectual Property Rights, including Internet domain names in the Company Intellectual Property Rights and (ii) all pending patent applications or applications for registration of other Intellectual Property Rights in the Company Intellectual Property Rights (cases described in clauses (i) and (ii), collectively, the “Company Registered IP”). Each item of Company Registered IP is: subsisting, valid and enforceable.

(g)            Except as set forth in Section 4.14(g) of the Company Disclosure Letter, the Company, its Subsidiaries, and with respect to the Processing of Company Data, its Data Processors, materially comply and have, in the past three (3) years, complied in all material respects with Company Privacy Policies and the Privacy Requirements. To the extent required by Privacy Requirements or Company Privacy Policies, (i) Personal Data is Processed by the Company, its Subsidiaries, and, to the Knowledge of the Company, its Data Processors in an encrypted manner, and (ii) Personal Data is securely deleted or destroyed by the Company, its Subsidiaries and, to the Knowledge of the Company, its Data Processors. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements materially violate any Privacy Requirements or Company Privacy Policies. Where the Company or any of its Subsidiaries uses a Data Processor to Process Personal Data, the Data Processor and the Company have entered into a written agreement to ensure that the Data Processor provides guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the Company’s and any of its Subsidiaries’ compliance with Privacy Requirements.

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(h)            Except as set forth in Section 4.14(h) of the Company Disclosure Letter, the Company and its Subsidiaries have established an Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the Information Security Program. Except as set forth in Section 4.14(h) of the Company Disclosure Letter, since January 1, 2022, the Company and its Subsidiaries have, on an annual basis, assessed and tested their Information Security Program on a no less than annual basis; remediated all critical, high and medium risks and vulnerabilities; and the Information Security Program has proven sufficient and compliant with Privacy Requirements in all material respects. The IT Systems currently used by the Company and its Subsidiaries are in good working condition and operate, do not contain any Malicious Code or material defect, and perform as necessary to conduct the business of the Company and its Subsidiaries. All Company Data will continue to be available for Processing by the Company and its Subsidiaries following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(i)             Except as set forth in Section 4.14(i) of the Company Disclosure Letter, the Company, its Subsidiaries and its Data Processors have not in the past three (3) years suffered and are not suffering a material Security Incident, have not been and are not required to notify any Person or Governmental Authority of any material Security Incident, and have not been and are not adversely affected in any material respect by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems. Except as set forth in Section 4.14(i) of the Company Disclosure Letter, neither the Company or any of its Subsidiaries nor any third party acting at the direction or authorization of the Company or any of its Subsidiaries has paid any perpetrator of any actual or threatened Security Incident or cyber attack, including, but not limited to a ransomware attack or a denial-of-service attack. The Company and its Subsidiaries have not received in the past three (3) years a written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and have not been subject to any proceeding relating to noncompliance or potential noncompliance with Privacy Requirements or the Company’s and its Subsidiaries’ Processing of Personal Data. The Company and its Subsidiaries do not transfer Personal Data internationally except where such transfers comply with Privacy Requirements and Company Privacy Policies.

(j)             Except as set forth in Section 4.14(j) of the Company Disclosure Letter, the Company and its Subsidiaries: (i) have duly provided all relevant Persons with relevant information notices and acquired the consent of such Persons to the Processing of their Personal Data, as required under Privacy Requirements and any Processing of Personal Data by or on its behalf has been in accordance in all material respects with such notices and consents; and (ii) warrant that any transfer of Personal Data by the Company, its Subsidiaries or any Data Processor outside of the EEA or the UK complies, and has for the past three (3) years complied, with Privacy Requirements.

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Section 4.15           Taxes.

(a)            (i) All Tax Returns required to be filed by or with respect to the Company and each Subsidiary have been timely filed (taking into account any extensions); (ii) each of such filed Tax Returns (taking into account all amendments thereto) is complete and accurate in all material respects; and (iii) all Taxes (whether or not shown to be due on such Tax Returns) for which the Company or any of its Subsidiaries are liable have been timely paid in full.

(b)            (i) Neither the Company nor any of its Subsidiaries has received written notice of any deficiency or assessment from any Taxing authority in respect of liabilities for Taxes of the Company or any of its Subsidiaries, which have not been fully paid or settled and there are no audits, examinations, investigations or other proceedings pending, proposed or threatened in writing, in respect of Taxes of the Company or any of its Subsidiaries; (ii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; and (iii) with respect to any tax years open for audit as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(c)            Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b) and, with respect to each transaction in which any the Company or any of its Subsidiaries has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.

(d)            All amounts required to have been withheld and paid to a Taxing authority by the Company and any of its Subsidiaries, in connection with amounts paid or owing to any current or former employee, creditor, independent contractor or other third party have been so withheld and paid or set aside in an account for such purpose in compliance with applicable Tax withholding provisions.

(e)            No claim has been made by any Taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor has any such assertion been threatened in writing.

(f)            No Taxing authority (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that the Company or any of its Subsidiaries is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction.

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(g)            Neither the Company nor any of its Subsidiaries will be required to include or accelerate any items of income, or exclude or defer any items of deduction, in a taxable period (or portion thereof) after the Closing Date as a result of (i) any change in, or improper use of, accounting method for a taxable period (or portion thereof) ending on or before the Closing Date and that was agreed to prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) any prepaid or deferred amount received on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local or foreign Tax Law) executed prior to the Closing, (v) any intercompany transaction described in Section 1502 of the Code (or any corresponding or similar provision of state or local or foreign Tax Law) entered into prior to the Closing or (vi) as a result of any election under Section 965(h) of the Code.

(h)            Each of the Company and its Subsidiaries (i) has not been a member of an affiliated group filing consolidated, combined or unitary Tax Return under federal, state, local or foreign Law other than each such affiliated group of which it is presently a member, and (ii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by contract.

(i)             Any powers of attorney granted by the Company or any of its Subsidiaries prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.

(j)             There are no Tax rulings, requests for rulings, or closing agreements relating to the Company or any of its Subsidiaries which could affect the Company or any its Subsidiaries’ liability for Taxes for any period ending after the Closing Date.

(k)            Neither the Company nor any of its Subsidiaries is party to or bound by any Tax allocation, sharing, indemnity, or similar agreement or arrangement providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

(l)             Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code in the preceding three (3) years.

(m)           Neither the Company nor any of its Subsidiaries (i) has or has ever had a permanent establishment in any country other than the country of its organization, (ii) has engaged in a trade or business in any country other than the country in which it is organized that subjected it to Tax in such country or (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized.

(n)            There are no Tax credits, grants or similar amounts previously received by the Company or any of its Subsidiaries that are or could be subject to clawback or recapture from the Company or any of its Subsidiaries as a result of (1) the transactions contemplated by this Agreement or (2) a failure by the Company or any of its Subsidiaries to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(o)            Section 4.15(o) of the Company Disclosure Letter sets forth a list of the Company and each of its Subsidiaries, their respective classifications for U.S. federal income tax purposes as of the date hereof, and any prior classification of such entities in the past five (5) years and the date of any such change.

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(p)            Neither the Company nor any of its Subsidiaries has deferred the employer’s share of “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act. To the extent applicable, each of the Company and its Subsidiaries (A) has materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, and (B) except as set forth on Section 4.15(p) of the Company Disclosure Letter, has not received or claimed any tax credits under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act.

Section 4.16           Material Contracts.

(a)            Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement, that:

(i)            constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)           any Contract (A) that purports to limit in any material respect either the type or scope of business in which the Company or any of the Subsidiaries of the Company (or, after the Effective Time, Parent or any of its Subsidiaries) may engage or the geographic area in which any of them may so engage in any business (including through provisions regarding non-competition or exclusivity), (B) in which the Company or any of its Subsidiaries grants “most favored nation” or similar status to any of its customers, or (C) that is a “take-or-pay” Contract requiring the Company or any of the Subsidiaries to purchase a minimum amount of any product or service from the counterparty to such Contract or pay a financial penalty;

(iii)          is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iv)           is (A) a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of one hundred thousand dollars ($100,000) individually, (B) a Contract in respect of swaps, hedges or similar arrangements, or (C) a factoring agreement or other Contract providing for the factoring of receivables of the Company or any of its Subsidiaries;

(v)           is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire inventory in the ordinary course of business), pursuant to which (A) the Company or any Subsidiary reasonably expects that it is required to pay total amounts (including any “earnout” or other contingent payment obligations and including assumption of debt) after the date hereof in excess of one hundred thousand dollars ($100,000) or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than one hundred thousand dollars ($100,000);

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(vi)          is an agreement that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than one hundred fifty thousand dollars ($150,000) in any one year period that cannot be terminated on less than 90 days’ notice without material payment or penalty (excluding purchase orders entered into in the ordinary course of business);

(vii)         any Contract with a Material Customer or Material Supplier (excluding purchase orders entered into in the ordinary course of business);

(viii)        any Contract containing any standstill or similar restriction pursuant to which the Company or its Subsidiaries has agreed not to acquire securities of another Person or to refrain from engaging in or proposing to engage in business combination transactions with another Person;

(ix)          any Contract that grants any rights of first refusal, rights of first negotiation or other similar pre-emptive rights to any Person (other than the Company or any of its Subsidiaries) with respect to any asset that is material to the Company and its Subsidiaries, taken as a whole; or

(x)           is an agreement pursuant to which the Company or any of its Subsidiaries is granted any right to use or other right under any material Intellectual Property Rights that is owned by a third person or is a settlement, co-existence, covenant not to sue, or similar agreement related to Intellectual Property Rights (other than contracts (A) in which grants of Intellectual Property Rights are non-exclusive, are incidental and are not material to such contracts and/or (B) granting rights to use commercially available hardware or software including pursuant to shrink wrap, click through or other standard licensing terms for annual fees of less than one hundred thousand dollars ($100,000) per year);

(xi)          is an agreement pursuant to which any Person has developed or is anticipated to develop any material Intellectual Property Rights for the Company or any of its Subsidiaries or the Company or any of its Subsidiaries is anticipated to develop any material Intellectual Property Rights of or any other Person;

(xii)         is an agreement pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license, a covenant not to sue, and similar rights) or interest in, any Company Intellectual Property Rights, excluding contracts in which grants of Intellectual Property Rights are non-exclusive, are incidental and are not material to such contracts;

(xiii)        any (A) Government Contract or (B) settlement agreement or similar Contract resolving a dispute with a third party that is, in the case of either clause (A) or clause (B), material to the Company and its Subsidiaries, taken as a whole;

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(xiv)         any Contract purporting to indemnify or hold harmless any director or officer of the Company (other than the certificate of incorporation or bylaws of Parent or organizational documents of the Company’s Subsidiaries);

(xv)         any Contract that is between the Company or one of its Subsidiaries on the one hand and any Person beneficially owning five percent (5%) or more of the outstanding Company Shares on the other hand;

(xvi)        any indemnification agreement entered into in connection with any spin-off, split-off or similar transaction to which the Company or any of its Subsidiaries was subject;

(xvii)       any Contracts with any broker, investment banker or financial advisor pursuant to which such Person is or may be entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any of its Subsidiaries, including in connection with the Merger or the transactions contemplated by this Agreement;

(xviii)      is a sale-leaseback of real property; or

(xix)        is a Lease.

(b)          True and complete copies of all Material Contracts of the Company and its Subsidiaries have been made available to Parent. Except as set forth in Section 4.16(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except such as would not have a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.17           Real Property.

(a)            All real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) and the record owner thereof is disclosed in Section 4.17(a) of the Company Disclosure Letter. Except as set forth in Section 4.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property. The Company and its Subsidiaries have fulfilled and performed in all material respects all obligations binding upon the Owned Real Property that are required to be performed prior to the date hereof.

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(b)            All real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant, licensee or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the Improvements thereon, the “Leased Real Property”) is disclosed in Section 4.17(b) of the Company Disclosure Letter. Section 4.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each lease, license, sublease or similar occupancy agreement including all amendments, modifications and guarantees thereto (each, a “Lease”) under which the Company or its Subsidiary is lessee, sublessee or licensee of, or holds, uses or operates, any Leased Real Property. The Company or its Subsidiary, as applicable, has the right to use all of the Leased Real Property for the full term of each such Lease (and any renewal options) relating thereto. Neither the Company nor any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Leases.

(c)            The Company or its Subsidiaries have good, marketable fee simple title to all Owned Real Property and valid leasehold, subleasehold or license interests or occupancy rights in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(d)            Neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a Lease or any lender, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such Lease.

(e)            With respect to the Real Property, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation (nor to their Knowledge, is any such proceeding, action or agreement pending or threatened) with respect to any portion of the Real Property. The use and occupancy of the Real Property by the Company or its Subsidiary, as applicable, and the conduct of the Business thereon as presently conducted is not in violation in any material respect any applicable Laws (including zoning Laws) except as would not have a Company Material Adverse Effect. There are no leases, subleases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Real Property (except under the Leases). All buildings, structures, facilities and improvements located on the Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Laws for the use thereof, and conform in all material respects with all applicable Laws except as would not have a Company Material Adverse Effect. The Improvements are in all material respects suitable and adequate for continued use in the manner in which they are presently being used. The Company and its Subsidiaries have not granted to a third Person any outstanding option or right of first refusal, or opportunity to purchase, lease, occupy or otherwise acquire the Real Property, or any portion thereof or interest therein. The Company and its Subsidiaries have valid rights of ingress and egress to and from the Real Property and to the public street systems for all usual street and road purposes. The utility services and infrastructure currently available to or located as the Real Property are adequate for the operation of the Business as currently conducted at the Real Property. The Real Property constitutes all of the real property used in the Business. True and complete copies of the most recent title policies or commitments (and underlying documents), surveys, appraisals, zoning reports, and subordination, non-disturbance and attornment agreements currently in the possession, control or custody of the Company or any of its Subsidiaries with respect to the Real Property have been made available to Parent.

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Section 4.18           Environmental. Except as set forth on Section 4.18 of the Company Disclosure Letter:

(a)            the Company is and for the last five (5) years, has been in compliance, in all material respects, with applicable Environmental Laws and possesses all Company Permits required for their operations under applicable Environmental Laws (“Environmental Permits”), except where such non-compliance or the failure to possess any such Environmental Permits would not have a Company Material Adverse Effect and is, for the last five (5) years, has been, in compliance, in all material respects, with all such Environmental Permits, except where such non-compliance would not have a Company Material Adverse Effect and there are no Actions pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification of any such Environmental Permit;

(b)            there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to any Environmental Law or relating to Hazardous Materials. Neither the Company nor any of its Subsidiaries has received any written notice, claim, request for information, citation, demand, or complaint from any Person, including but not limited to any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability has not been fully resolved and for which there are no outstanding obligations. Neither the Company, any of its Subsidiaries, any Owned Real Property or, to the Knowledge of the Company, any Leased Real Property is a party or subject to any Order pursuant to Environmental Law;

(c)            there has been no Release of, or exposure to, any Hazardous Materials on, at, under or from (i) the Owned Real Property (A) at any time when the Company or any of its Subsidiaries owned such Owned Real Property or (B) to the Knowledge of the Company, prior to the time at which the Company or any of its Subsidiaries owned such Owned Real Property, or (ii) to the Knowledge of the Company, the Leased Real Property or (iii) to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company or any Subsidiary or any other location that has caused environmental contamination at such real properties, in each case that could reasonably be expected to result in an obligation to remediate such environmental contamination or result in liability on the part of the Company or any Subsidiary pursuant to applicable Environmental Law.

(d)            neither the Company nor any Subsidiary has assumed or provided indemnity against any material liabilities or obligations of any other Person under any Environmental Laws;

(e)            no material capital expenditure by the Company or any Subsidiary is required to achieve or maintain compliance with Environmental Law or any Environmental Permit;

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(f)            no Owned Real Property or, to the Knowledge of the Company, any Leased Real Property or to the Knowledge of the Company, any real property formerly owned, operated, or leased by the Company or any Subsidiary is listed on, or has been proposed for listing on, the National Priorities List (or Superfund Enterprise Management System (SEMS)) under CERCLA, or any similar state list; and

(g)            the Company and/or its Subsidiaries have provided or otherwise made available to Parent any material environmental reports, audits, site assessments, notices of violation, citations, orders, and other similar documents with respect to their operations or the Owned or Leased Real Property or any other real property formerly owned, leased, or operated by the Company or any Subsidiary, which are in the possession or control of the Company or any Subsidiary.

Section 4.19           Trade Controls.

(a)            For the past five (5) years, neither the Company, nor any Subsidiary, nor any of their respective directors, officers, employees, agents. nor, to the Knowledge of the Company, any representatives, sales intermediaries, or other third parties of the Company or its Subsidiaries, acting on behalf of the Company or any of its Affiliates: (i) has taken any action in violation of any applicable Trade Controls; (ii) has received written notice that it is under investigation or other enforcement proceeding, nor has made any disclosure (whether voluntary or directed), with respect to any violation of Trade Controls; (iii) has had any direct or, to the Knowledge of the Company, indirect dealings in or with Sanctioned Countries; or (iv) has had, since February 2022, any direct or, to the Knowledge of the Company, indirect dealings in or with Russia or Belarus. None of the Company or any acquired Subsidiaries, nor any of their respective officers, directors, or Affiliates, is a Sanctioned Party.

(b)            The Company and its Subsidiaries have implemented and enforced policies and procedures reasonably designed to ensure compliance with Trade Controls, and have obtained all necessary licenses, permits, approvals, and authorizations under applicable Trade Controls, including, but not limited to, from OFAC, the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), and competent authorities in the European Union, its Member States and the United Kingdom, in each case except as would not have a Company Material Adverse Effect.

Section 4.20           Vote Required. Assuming the accuracy of the representation contained in Section 5.13, (a) the approval of this Agreement by (i) the affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting, and (ii) the affirmative vote of a majority of the votes cast at the Stockholders’ Meeting by stockholders other than Richard A. Horowitz, as applicable (the “Requisite Stockholder Approval”), and (b) the Company Stockholder Advisory Vote (regardless of the outcome of such vote) are the only votes of holders of securities of the Company that are required in connection with the consummation of any of the transactions contemplated hereby.

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Section 4.21             Brokers. Except for those Persons set forth in Section 4.20 of the Company Disclosure Letter and East Wind Securities, LLC, whose fees and expenses shall be borne solely by the Company, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date hereof, the Company has provided to Parent a copy of the engagement letter with East Wind Securities, LLC (“East Wind”).

Section 4.22             Opinion of Financial Advisor. The board of directors of the Company has received the opinion, dated as of October 13, 2023 of East Wind that, as of the date hereof and subject to the limitations and assumptions set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. As of the date hereof, such opinion remains in full force and effect and has not been withdrawn or qualified. True, correct and complete executed copies of the opinion described in the preceding sentence will be promptly (and in any event within one (1) Business Day following the delivery thereof to the Company) delivered to Parent.

Section 4.23             Insurance. Except as set forth in Section 4.23 of the Company Disclosure Letter, the Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice. The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not have a Company Material Adverse Effect.

Section 4.24             Quality and Safety of Products.

(a)              Since January 1, 2020, neither the Company nor any of its Subsidiaries has received written notice from (i) any of its customers that such customer has (A) received any written notice or allegation from a Governmental Authority, (B) been a party or subject to any action, suit, investigation or proceeding brought or initiated by a Governmental Authority, or (C) been threatened in writing by a Governmental Authority with any action, suit, investigation or proceeding or (ii) a Governmental Authority that contained allegations or threatened or stated a basis for initiating an Action, in each of the foregoing clauses (i) and (ii), with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries to meet applicable manufacturing, quality or labeling standards established by Law, except, in the case of each of clause (i) and (ii), as would not have a Company Material Adverse Effect.

(b)              Since January 1, 2020, (i) there have been no recalls of any product of the Company or any Subsidiary whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any Subsidiary and (ii) the Company has not received any written notice from any customer or Governmental Authority in connection with a claim or allegation against the Company or its Subsidiaries, in each case related to any such recall, except in each of the foregoing clauses (i) and (ii) for any such recalls that would not have a Company Material Adverse Effect.

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Section 4.25           Affiliate Transactions. Other than rights to receive Merger Consideration and the consideration provided for under Section 3.3 with respect to Company Options and the Company Restricted Shares, no material relationship, direct or indirect, exists between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or other Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, which is not described in Company SEC Documents.

Section 4.26           Customers and Suppliers. Section 4.26 of the Company Disclosure Letter sets forth for the six months ended June 30, 2023 (a) (i) a true, complete and correct list of the ten (10) largest (measured by revenue) customers of the Company (each a “Material Customer”), (b) the ten (10) largest (measured by gross expenditures) suppliers (each a “Material Supplier”) to the Company and its Subsidiaries, in the aggregate, and (c) in all material respects the total dollar number of sales to, or purchases from, as the case may be, each Material Customer or Material Supplier during such period. Since January 1, 2023, (i) no Material Customer or Material Supplier has, to the Knowledge of the Company, notified the Company or any of its Subsidiaries that it intends to terminate, cancel or (other than in connection with industry-wide decreases in volume) materially curtail its business relationship with the Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries is engaged in a dispute that would have a Company Material Adverse Effect, with a Material Customer or Material Supplier, that remains ongoing. To the Knowledge of the Company, there is no fact or circumstance that could reasonably be expected to impede the ability of the Company to perform all requirements under each Contract with a Material Customer except as would not have a Company Material Adverse Effect.

Section 4.27           No Other Representations or Warranties.

(a)            Except for the representations and warranties expressly set forth in this Article IV, or in any certificate delivered hereunder by the Company to Parent or Acquisition Sub, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company, any of the Company’s Subsidiaries or any other Person except for those expressly set forth in Article IV. None of the Company, any of the Company’s Subsidiaries or any other Person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent or Acquisition Sub with respect to, and none of the Company, the Company’s Subsidiaries or any other Person shall be subject to any liability to Parent, Acquisition Sub or any other Person resulting from, the Company, the Company’s Subsidiaries or their respective Representatives providing, or making available, to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management or information made available on any electronic data room for “Project Tools” and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement.

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(b)            Except for the representations and warranties contained in Article V or in any certificate delivered hereunder by Parent or Acquisition Sub to the Company, the Company acknowledges and agrees that (x) none of Parent, the Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent makes, or has made, any express or implied representation or warranty with respect to Parent or Acquisition Sub, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth herein and (y) no person has been authorized by Parent, the Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Acquisition Sub as having been authorized by such entity.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the Parent Disclosure Letter, Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1             Organization and Qualification. Each of Parent and Acquisition Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite company power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of any provision of such documents.

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Section 5.2             Authority Relative to Agreement.

(a)            Parent and Acquisition Sub have all necessary company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary company action by Parent and Acquisition Sub, and no other action or proceeding on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)            The board of directors or similar governing body of Parent has, by resolutions duly adopted by the requisite vote of the directors or similar governing members, (i) adopted this Agreement and approved the consummation of the transactions contemplated hereby, including the Merger and (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and its stockholders or other equityholders, as applicable. No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the certificate of incorporation or bylaws of Parent, applicable Law (including any stockholder approval provisions under the rules of any applicable securities exchange) or any Governmental Authority.

(c)            The board of directors of Acquisition Sub has, by resolutions duly adopted by the requisite vote of the directors or similar governing members, (i) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated hereby, including the Merger, (ii) directed that the Merger be submitted for consideration by Acquisition Sub’s sole stockholder and (iii) recommended that the sole stockholder of Acquisition Sub approve the Merger. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote is required.

(d)            Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of Parent’s or its Subsidiaries’ articles of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of any Contract to which Parent or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound, or result in the creation of a Lien, other than any Permitted Lien or any Lien created in connection with the Financing, upon any of the material property or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have a Parent Material Adverse Effect.

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Section 5.3             No Conflict; Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing with, and acceptance for record by, the Secretary of State of the State of Delaware of the Articles of Merger, (iii) such filings as may be required in connection with the Taxes described in Section 8.6, (iv) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby and (v) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.4             Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect.

Section 5.5             Absence of Certain Agreements. Except as set forth in Section 5.5 of the Parent Disclosure Letter, neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal or (b) any Third Party has agreed to provide, directly or indirectly, equity capital (other than pursuant to the Equity Commitment Letter) to Parent or the Company to finance in whole or in part the Merger.

Section 5.6             Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Section 5.7             Sufficient Funds.

(a)            Parent has delivered to the Company (1) a true, correct and complete copy of the executed debt commitment letter (including all exhibits, schedules and annexes thereto, the “Debt Commitment Letter”) from the Debt Financing Sources party thereto, together with any related fee letters, engagement letters and other agreements (provided that, solely with respect to any such fee letters, the fee amounts (none of which affects conditionality) may be redacted from such true, correct and complete copies), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have committed to lend the aggregate amount of debt financing set forth therein to Parent or Acquisition Sub for the purpose of funding the transactions contemplated by this Agreement (together with any substitute debt financing pursuant to Section 6.11(c), the “Debt Financing”), and (2) a true, correct and complete copy of the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from Shoreview Capital Partners IV, LP, a Delaware limited partnership (the “Guarantor”) pursuant to which the Guarantor has committed to invest, subject to the terms and conditions therein, the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof.

(b)            The Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Acquisition Sub and, to the Knowledge of Parent, the other parties thereto and enforceable in accordance with their respective terms against Parent and Acquisition Sub and, to the Knowledge of Parent, against each of the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There are no engagement letters, side letters, contracts or other agreements, contracts or arrangements relating to the Financing Commitments (other than customary engagement and fee credit letters with respect to any offering of debt securities referenced in the Debt Commitment Letter, in each case that does not impact the conditionality or amount of the Financing and would not reasonably be expected to prevent, impair or delay the consummation of the Financing). No event has occurred which, with or without notice, lapse of time or both, (i) would constitute a default or breach on the part of Parent or Acquisition Sub, or, to the Knowledge of Parent, on the part of any other party thereto under any term, (ii) would or would reasonably be expected to, result in a failure of any condition to the full funding under the Financing Commitments or (iii) would or would reasonably be expected to, otherwise result in any portion of the Financing contemplated thereby to be unavailable on a timely basis, and in any event, not later than the Closing. Neither Parent nor Acquisition Sub has reason to believe that it will unable to satisfy on a timely basis, and in any event, not later than the Closing, any term or condition of the Financing Commitments required to be satisfied by it. Parent and/or Acquisition Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect of the maximum amount of “flex” (including any original issue discount flex) provided for under the Debt Financing) when funded in accordance with the Financing Commitments are sufficient to (i) fund all of the amounts required to be provided by Parent for the consummation of the transactions contemplated hereby and (ii) satisfy of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration, the Debt Payoff Amount and any amounts payable pursuant to Section 3.3, and the payment of all associated costs and Expenses of the Merger (including any fees and expenses related to the transactions contemplated hereby, including the Financing). There are no conditions precedent or contingencies related to the funding or investing, as applicable, of the full amount of the Financing at or prior to the Closing, other than as expressly set forth in or contemplated by the Financing Commitments.

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(c)            Neither Parent nor Acquisition Sub has Knowledge of any direct or indirect limitation or other restriction on the ability of the lender parties in the Debt Financing to provide financing for other potential purchasers of the Company.

Section 5.8             Guaranty. Concurrently with the execution of this Agreement, Parent and Acquisition Sub have delivered to the Company the Guaranty of the Guarantor, dated as of the date hereof. The Guaranty is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guaranty.

Section 5.9             Capitalization of Acquisition Sub. As of the date hereof, the authorized share capital of Acquisition Sub consists of 100 shares, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 5.10           Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 5.11           Brokers. No broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub, the Guarantor or any of their respective subsidiaries.

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Section 5.12             Solvency. None of Parent, Acquisition Sub and the Guarantor is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and Acquisition Sub is Solvent as of the date hereof and each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the Aggregate Merger Consideration, the Debt Payoff Amount and any amounts payable pursuant to Section 3.3, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and Expenses, be Solvent at and immediately after the Effective Time. As used in this Section 5.12, the term “Solvent” means, with respect to a particular date, that on such date, (a) Parent and Acquisition Sub, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, have total assets not less than the sum of such entity’s liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of a distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution and (c) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.12, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.13             Share Ownership. Except as set forth in Section 5.13 of the Parent Disclosure Letter, none of Parent, Acquisition Sub or their respective controlled Affiliates owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract), or has owned at any time during the five (5) years preceding the date hereof, any Company Common Stock and none of Parent, Acquisition Sub or their respective controlled Affiliates holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

Section 5.14             Management Agreements. As of the date hereof, other than this Agreement and the Stockholder Support Agreement, there are no Contracts between Parent or Acquisition Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the Merger or the transactions contemplated by this Agreement.

Section 5.15             Acknowledgment of Disclaimer of Other Representations and Warranties.

(a)              Each of Parent and Acquisition Sub acknowledges that, as of the date hereof, they and their Representatives (a) have received full access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries which they and their Representatives, as of the date hereof, have requested to review and (ii) the electronic and physical data rooms in connection with the transaction contemplated hereby and (b) have had full opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries.

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(b)            Except for the representations and warranties expressly set forth in this Article V, neither Parent nor Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes (and Parent, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to Parent, Acquisition Sub, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, including as to the accuracy or completeness of any information.

(c)            Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered by the Company to Parent and Acquisition Sub, each of Parent and Acquisition Sub acknowledges and agrees that (x) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiary makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiary or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives are not relying on any representation, warranty or other information of the Company or any Person except for those expressly set forth in Article IV and (y) no person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to the Company or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Parent or Acquisition Sub as having been authorized by such entity. Without limiting the generality of the foregoing, Parent and Acquisition Sub acknowledge and agree that none of the Company, any of the Company’s Subsidiaries or any other Person has made a representation or warranty (including as to completeness or accuracy) to Parent or Acquisition Sub with respect to, and none of the Company, any of the Company’s Subsidiaries or any other Person shall be subject to any liability to Parent, Acquisition Sub or any other Person resulting from, the Company or any of the Company’s Subsidiaries or their respective Representatives providing, or making available, to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management or information made available on any electronic data room for “Project Tools” and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement. Each of Parent and Acquisition Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations and business of the Company and its Subsidiaries and, in making its determination to proceed with the Merger and the other transactions contemplated by this Agreement, each of Parent and Acquisition Sub has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

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Article VI

COVENANTS AND AGREEMENTS

Section 6.1             Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by applicable Law, (b) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (c) as may be expressly required by this Agreement, the Company shall use its commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business, and to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve substantially intact the material components of its current business organization, and to preserve in all material respects its present relationships with key customers, suppliers and other persons with which it has material business relations. Without limiting the foregoing, and as an extension thereof, except as (a) as may be required by applicable Law, (b) as may be consented to in writing by Parent or (c) as may be expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)            amend or otherwise change the Company Charter or the Company Bylaws (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b)            adjust, split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights or any Company Equity Awards (except in connection with (i) the acceptance of shares of Company Common Stock as payment for the per share exercise price of the Company Options or as payment for Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards, in each case, in accordance with the terms of the applicable Company Stock Plan and related award agreement as of the date hereof or (ii) the forfeiture of Company Equity Awards in accordance with the terms of the applicable Company Stock Plan and related award agreement as of the date hereof);

(c)            enter into any agreement with respect to the voting of any of the Company’s capital stock or other securities or the capital stock or other securities of a Subsidiary of the Company;

(d)            issue, sell, deliver, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or equity interests except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise of any vested Company Option in accordance with the terms of the applicable Company Stock Plan and related award agreement as of the date hereof, (i) as is outstanding as of the date hereof or (ii) as may be granted after the date hereof in accordance with Section 6.1(h);

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(e)            except as set forth in Section 6.1(e) of the Company Disclosure Letter, authorize, declare, set aside for payment, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(f)            except as set forth in Section 6.1(f) of the Company Disclosure Letter, create any new Subsidiary;

(g)            except as may be required pursuant to the terms of any written Company Benefit Plans as in effect as of the date hereof or as set forth in Section 6.1(g) of the Company Disclosure Letter, (1) increase the compensation payable or to become payable or benefits provided or to be provided to (x) any current or former employees or independent contractors of the Company or any of its Subsidiaries with an annual base salary or other annualized wages or fees equal to or below one hundred and fifty thousand dollars ($150,000), other than with respect to annual increases of annual base salary or base wage rate in the ordinary course of business consistent with past practice, (y) any member of the Company’s board of directors, (z) any current or former employees or independent contractors of the Company or any of its Subsidiaries with an annual base salary or annualized wages or fees in excess of one hundred and fifty thousand dollars ($150,000), (2) grant the opportunity to participate in any severance or termination pay plans or otherwise promise, provide or grant any rights or entitlements to severance or termination pay, (3) establish, adopt, enter into, modify, amend or terminate any Company Benefit Plan (or any arrangement which if in existence as of the date hereof would constitute a Company Benefit Plan), for the benefit of any current or former directors, officers or employees of the Company or any of its Subsidiaries or any of their respective beneficiaries, (4) accelerate the vesting or timing of payment of, or the lapsing of restrictions with respect to, any stock options, stock awards or other stock-based compensation or other compensation or benefit, (5) fail to timely make any required contributions or provide any discretionary benefits under any Company Benefit Plan (and, for the avoidance of doubt, shall not pay (or approve payment of) any 2023 bonuses or approve the terms of any 2024 bonuses, in each case, under the Company’s Executive Bonus Plan or otherwise under any bonus plan or practice, or (6) accelerate the funding of any Company Benefit Plan;

(h)            grant, confer or award any Company Equity Awards;

(i)             hire any employee or terminate or transfer any employee, in each case with an annual base salary in excess of one hundred and fifty thousand dollars ($150,000), other than for cause as determined by the Company or one of its Subsidiaries in its reasonable discretion and in accordance with applicable Law;

(j)             effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act;

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(k)            (i) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, or (ii) sell, lease, license, abandon, permit to lapse, transfer, assign, or otherwise subject to a Lien other than a Permitted Lien or otherwise dispose of any material properties, rights or assets of the Company or its Subsidiaries other than (1) sales of inventory in the ordinary course of business or (2) non-exclusive licenses of Company Intellectual Property in the ordinary course of business;

(l)             form or enter into any joint venture or partnership;

(m)           incur, or amend in any material respect the terms of, any indebtedness for borrowed money for any of its Subsidiaries, or assume or guarantee any such indebtedness for any Person (other than a Subsidiary), except for indebtedness incurred (i) (A) under the Existing Credit Agreement in an amount not to exceed $7,000,000 in the aggregate at any time or (B) incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or its Subsidiaries (1) on terms and conditions not materially less favorable than, taken as a whole, the terms or conditions of the replaced, renewed, extended, refinanced or refunded debt, (2) which do not contain pre-payment or repayment penalties (other than in non-de minimis amounts) and (3) under which borrowings do not exceed $7,000,000 in the aggregate (including any amounts borrowed under the Existing Credit Agreement) at any time, (ii) under capital leases, purchase money financing or equipment financing, in each case to the extent expressly contemplated on Section 6.1(s) of the Company Disclosure Letter, (iii) as letters of credit procured in the ordinary course of business or (iv) between or among the Company or any of its wholly-owned Subsidiaries;

(n)            assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of any wholly-owned Subsidiaries of the Company;

(o)            create or otherwise incur any Lien on any material asset of the Company or any of its Subsidiaries other than Permitted Liens;

(p)            modify the terms of, cancel, waive, create, assume or default under, forgive release or compromise any material Indebtedness or other material debt owed to, or material claim or material right of, the Company or any of its Subsidiaries, except in the ordinary course of business;

(q)            enter into any interest rate, derivatives or hedging transaction (including with respect to commodities);

(r)            make any capital investment in or loan to any Person, except for (x) extensions of credit to customers and vendors in the ordinary course of business, (y) advances to current or former employees of the Company or any of its Subsidiaries for travel and business expenses in the ordinary course of business or (z) intercompany capital investments or loans in each case solely between the Company and any or its wholly-owned Subsidiaries;

(s)            authorize, or make any binding commitment with respect to, any capital expenditure, other than capital expenditures pursuant to the capital expenditures budget set forth in Section 6.1(s) of the Company Disclosure Letter;

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(t)            (i) terminate, modify or amend any Company Material Contract (except for terminations pursuant to the expiration of the existing term of any Company Material Contract) or waive, release or assign any material rights under any Company Material Contracts or (ii) enter into any Contract or agreement that, if in effect on the date of this Agreement, would constitute a Company Material Contract; provided that, except for any Material Customer listed on Section 6.1(t) of the Company Disclosure Letter, the Company may take the actions set forth in clause (i) to the extent done in the ordinary course of business;

(u)            waive, extend, renew or enter into any non-compete, most favored nation, exclusivity, non-solicitation or similar Contract that would restrict or limit, in any material respect, the freedom of the Company or any of its Subsidiaries, taken as a whole, in conducting their operations or business, as after the Closing;

(v)            make any material change to its methods of accounting in effect at June 30, 2023, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law, or (vi) to the extent that such change would not reasonably be expected to result in a negative effect on the Company or its Subsidiaries, taken as a whole;

(w)            except for this Agreement, adopt or enter into a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(x)            settle or compromise any Actions where the amount paid (less the amount reserved for such matters by the Company or otherwise covered by insurance) in settlement or compromise, in each case, does not exceed the amount set forth in Section 6.1(x) of the Company Disclosure Letter, (so long as such settlement (i) does not involve any finding or admission of any violation of Law or any violation of the rights of any Person by any of the Company or its Subsidiaries, (ii) does not disparage Parent, Acquisition Sub, the Company, the Surviving Corporation, any of their respective Affiliates or any of their respective businesses, (iii) involves only the payment of money damages and does not impose an injunction or other equitable relief upon Parent, Acquisition Sub, the Company, the Surviving Corporation, any of their respective Affiliates or any of their respective businesses, (iv) completely, finally and unconditionally releases the Company and its Subsidiaries in connection with such Action, and (v) does not or would not reasonably be expected to otherwise adversely affect Parent, Acquisition Sub, the Company, the Surviving Corporation, any of their respective Affiliates or any of their respective businesses in any material respect); provided, further that Actions referred to in Section 6.18 shall be governed by the limitations set forth therein;

(y)            enter into any labor or collective bargaining agreement or similar Contract with a Union relating to employees of the Company or any of its Subsidiaries;

(z)            cancel any material insurance policy unless such policy is replaced on substantially comparable terms;

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(aa)             fail to maintain, cancel, terminate or allow to lapse, without a commercially reasonable substitute therefor, any material Company Permit;

(bb)             convene any special meeting of the Company’s stockholders other than the Stockholders’ Meeting or any other meeting of the Company’s stockholders to consider a proposal that would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated in this Agreement;

(cc)             fail to pay or satisfy when due any material liability (other than any such liability that is being contested in good faith);

(dd)             engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(ee)             commence any Action where the amount claimed exceeds one hundred thousand dollars ($100,000) (other than to enforce the terms of this Agreement, to enforce other obligations of Parent or as a result of litigation commenced against the Company or one of its Subsidiaries);

(ff)             grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business consistent with past practice;

(gg)             (i) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, (ii) file any amended Tax Return, (iii) settle or compromise any claim or assessment or enter into any closing agreement with any tax authority, in respect of any Taxes of the Company or any of its Subsidiaries, (iv) file any tax return in a jurisdiction for the first time, or file a type of tax return not previously filed in any jurisdiction, (v) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes of the Company and any of its Subsidiaries, or (vi) surrender any right to claim a Tax refund, offset or other reduction;

(hh)             enter into any new line of business;

(ii)               acquire any real property or enter into a sale-leaseback;

(jj)              disclose any trade secrets material to the Company or other material confidential information to a third party other than in the ordinary course of business pursuant to a written confidentiality agreement; or

(kk)             enter into any agreement or otherwise commit in writing to do any of the foregoing.

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Section 6.2             Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)            As promptly as practicable after the date hereof, (i) the Company shall prepare the Proxy Statement, (ii) Parent and Acquisition Sub shall furnish to the Company all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time, and (iii) subject to the receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC no later than fifteen (15) Business Days after the date hereof or such other later date as mutually agreed upon by the Company and Parent in writing, which agreement shall not be unreasonably withheld, conditioned or delayed. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Acquisition Sub promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response, except, in each case, to the extent prohibited by Law.

(b)            The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholders’ Meeting as promptly as practicable (but no later than the tenth (10th) Business Day thereafter, unless the parties agree in writing otherwise) after the date on which the SEC confirms that it has no further comments on the Proxy Statement. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Acquisition Sub or any of their respective Affiliates, officers or directors is discovered by the Company or Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

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(c)            The Company shall, as promptly as practicable following the earlier of: (x) the date on which the SEC confirms that it has no further comments on the Proxy Statement or (y) the tenth calendar day after the initial preliminary Proxy Statement has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement (such date, the “SEC Clearance Date”) (and in all events within twenty-five (25) Business Days following the SEC Clearance Date), (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and holding the Company Stockholder Advisory Vote (the “Stockholders’ Meeting”) and (ii) duly call, convene and hold the Stockholders’ Meeting; provided that the Company may postpone or adjourn the Stockholders’ Meeting (i) with the consent of Parent and Acquisition Sub, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith, after consultation with outside counsel, is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting, (iv) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval, (v) in the event of an Adverse Recommendation Change (other than with respect to an Adverse Recommendation Change made with respect to an Intervening Event); provided that the period for such postponement shall not exceed, and the Company shall reconvene such Stockholder’s Meeting after a period not to exceed, thirty (30) days after such Stockholder’s meeting was initially scheduled, (vi) if the Company receives a Competing Proposal and the board of directors of the Company is evaluating such Competing Proposal pursuant to Section 6.5(c), or (vi) if this Agreement is validly terminated pursuant to Article VIII prior to the Stockholders’ Meeting. The Company shall, through the board of directors of the Company, but subject to the right of the board of directors of the Company to make an Adverse Recommendation Change pursuant to Section 6.5, provide the Company Recommendation and shall include the Company Recommendation in the Proxy Statement, and, unless there has been an Adverse Recommendation Change pursuant to Section 6.5, the Company shall use reasonable best efforts to solicit proxies in favor of the Requisite Stockholder Approval. Parent and Acquisition Sub shall vote all shares of Company Common Stock held by them in favor of the approval of this Agreement. Without the prior written consent of Parent, the approval of the Merger (including the Company Stockholder Advisory Vote) shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the approval of the Merger) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. Notwithstanding the foregoing, in no event will the record date of the Company Stockholders Meeting be changed without the Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

(d)            Notwithstanding any Adverse Recommendation Change, but subject to the Company’s right to adjourn or postpone the meeting pursuant to Section 6.2(c), the Company shall nonetheless submit the Merger to the holders of Company Common Stock for approval at the Stockholders Meeting unless this Agreement is validly terminated pursuant to Article VIII prior to the Stockholders Meeting.

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Section 6.3             Appropriate Action; Consents; Filings.

(a)            Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.5), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall require Parent, any the Company or its Subsidiaries or Acquisition Sub to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, proffer or agree to any concession or additional liability with any Third Party in order to obtain any consent sought under any Contract.

(b)            Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Subsidiaries shall be obligated, in connection with obtaining any consent or approval from any Governmental Authorities (including in connection with any Action arising thereunder), to (i) proffer to, agree to or become subject to any order, judgment or decree to, sell, license or dispose of or hold separate, before or after the Closing, any assets, businesses, product lines or interest in any assets or businesses of Parent or any of its Affiliates or the Company or any of its Subsidiaries, or to consent to any sale, license, or disposition, or agreement to sell, license or dispose, by the Company or any of its Subsidiaries, of any of their assets or businesses or product lines, (ii) proffer to, agree to, or become subject to any order, judgment or decree to make or accept, any changes, modifications, limitations or restrictions in the operations of any assets or businesses of Parent or the Company or any of their respective Subsidiaries, or (iii) proffer to or agree to any new concession, accommodation or liability. Neither the Company nor any of its Subsidiaries shall proffer to, agree to or become subject to any of the items set forth in clauses (i), (ii), and (iii) of the preceding sentence without the prior written consent of Parent, and none of the Company nor any of its Subsidiaries shall be required to agree to any of the items set forth in clauses (i), (ii), and (iii) of the preceding sentence (or contemplated by the proviso thereof) that is not conditioned on the occurrence of the Effective Time.

(c)            Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority, and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.

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(d)            Parent and Acquisition Sub shall not, and shall not permit any of their Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case that would reasonably be expected to (A) impose any delay in the obtaining of, or increase the risk of not obtaining, approval from, or avoiding an action or proceeding by, any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.4             Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the representatives, officers, directors, employees, agents, attorneys, accountants and financial advisors (“Representatives”) of Parent reasonable access (at Parent’s sole cost and expense), in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested in writing, in each case, for any reasonable business purpose related to the consummation of the transactions contemplated hereby; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) to the Company its Subsidiaries violate applicable Law (including any COVID Measures) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party, (ii) jeopardize any attorney-client or other legal privilege or (iii ) such information is reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand (provided that the foregoing clause shall not restrict any Person’s rights to seek discovery pursuant to Law, and nothing herein shall restrict any Person’s rights to oppose any discovery request pursuant to Law); provided that, with respect to clauses (i) through (ii) above, the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in any such violation or jeopardy, as applicable; provided, further, that (A) any physical access to the properties, information and personnel of the Company and its Subsidiaries may be limited to the extent the Company in good faith determines, in light of COVID-19 or any COVID Measures, that such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any of its Subsidiaries and (B) nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent will use its reasonable best efforts to minimize any disruption to the business of the Company and its Subsidiaries that may result from requests for access under this Section 6.4. Parent acknowledges and agrees that it is not authorized to, and will not, and will cause its Representatives not to, contact any Person it knows to be a customer, supplier, distributor, lessor, partner, lender or other business relation of the Company or any of its Subsidiaries prior to the Closing in connection with the transactions contemplated hereby without the prior written consent of the Company, and, in the event such consent is granted, such contacts must be coordinated and supervised by the Company. The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.

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Section 6.5             Non-Solicitation; Competing Proposals.

(a)            Except as otherwise permitted by this Agreement, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors and officers to, and shall instruct its other Representatives to: (w) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal, (x) promptly request that each Third Party that has previously executed a confidentiality agreement promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or any of its Subsidiaries in accordance with the terms of the applicable confidentiality agreement, (y) promptly terminate all access granted to any such Third Party and its Representatives to any physical or electronic dataroom, in each case with respect to a Competing Proposal and (z) not terminate, waive, amend or modify the terms of any existing confidentiality agreement with respect to a potential Competing Proposal; provided that the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any Person with respect to the Company or any of its Subsidiaries to allow such Person to submit a Competing Proposal. Except as otherwise provided in this Agreement, from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, shall cause each of its directors, officers and Subsidiaries not to, and shall instruct its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate, whether publicly or otherwise, any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (ii) engage in negotiations or substantive discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish any material non-public information to, any Person relating to a Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, (iii) provide any information or data concerning the Company or any of its Subsidiaries to any Person, or afford access to the properties, books, records or employees of the Company or any of its Subsidiaries in connection with or that would reasonably be expected to lead to any Competing Proposal or (iv) agree, propose or resolve to take any of the actions prohibited by the foregoing clauses (i)-(iii).

(b)            The Company shall, as promptly as reasonably practicable, and in any event within twenty-four (24) hours of receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry or request that would reasonably be expected to lead to any Competing Proposal, deliver to Parent a written notice setting forth: (i) the identity of the Person making such Competing Proposal, inquiry or request; and (ii) the material terms and conditions of any such Competing Proposal (including providing copies of any written materials delivered by such Person). The Company shall keep Parent reasonably informed, on a current basis, of the status of any discussions or negotiations with such Person (to the extent permitted pursuant to this Agreement) and any material amendment or other modification of any such Competing Proposal, inquiry or request on a prompt basis, (including delivery to Parent within twenty-four (24) hours of copies of all written materials and communications delivered by or on behalf of such Person in connection with such communications, including any amendment or modification to any previous offer).

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(c)            Notwithstanding anything to the contrary in this Agreement, at any time prior to the date that the Requisite Stockholder Approval is obtained at the Company Stockholders’ Meeting, in the event that the Company receives an unsolicited, bona fide written Competing Proposal from any Person that did not result from a breach of this Section 6.5, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (ii) the Company, the board of directors of the Company and their Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Person making such Competing Proposal and any of its Representatives or potential sources of financing if the board of directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that (1) such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (2) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ duties to the Company’s stockholders under applicable Law; provided that (x) prior to furnishing any material non-public information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms), it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Company or the board of directors of the Company (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (y) any such material non-public information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its Representatives.

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(d)            Except as otherwise provided in this Agreement, the board of directors of the Company shall not (i) (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the Company Recommendation, (B) approve or recommend, or propose publicly to approve or recommend, to the Company’s stockholders any Competing Proposal, (C) fail to include the Company Recommendation in the Proxy Statement, (D) fail to reaffirm the Company Recommendation within ten (10) Business Days after receipt of a written request from the Parent to do so (which requests under this clause (D) shall be limited to no more than once every thirty (30) days), (E) after receipt of any Competing Proposal, fail to recommend against any Competing Proposal within ten (10) days of receipt of a written request from Parent to do so or (F) fail to recommend against any Competing Proposal that is a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company may (i) make an Adverse Recommendation Change if the board of directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ duties to the Company’s stockholders under applicable Law and/or (ii) if the Company has received a Competing Proposal that the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement pursuant to Section 8.1(c)(ii) (including the payment of the Termination Fee to the extent due and payable pursuant to Section 8.3(a)); provided, however, that (1) no Adverse Recommendation Change may be made, (2) no actions may be taken to authorize, adopt or approve a Superior Proposal, and (3) no termination of this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii) may be effected, in each case, until: (i) after the fourth (4th) Business Day following Parent’s receipt of a written notice from the Company expressly stating that: (A) Parent that the board of directors of the Company intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action by the board of directors of the Company is a Superior Proposal, material terms and conditions of any such Superior Proposal (including the consideration offered therein and the identity of the Person or group making the Superior Proposal). Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.5(d), provided that any subsequent notice period with respect to such material amendment following the initial notice period shall be two (2) Business Days, provided that no such new notice period shall shorten the original notice period. In determining whether to make an Adverse Recommendation Change solely to the extent in response to a Superior Proposal or in determining whether a Competing Proposal constitutes a Superior Proposal, the board of directors of the Company shall take into account any changes to the material terms of this Agreement timely proposed by Parent in response to a Notice of Adverse Recommendation or a Notice of Superior Proposal and, upon Parent’s written request, negotiate in good faith with Parent and its Representatives during such notice period regarding any revisions to this Agreement (to the extent Parent wished to engage), which may be on a non-exclusive basis, to consider any adjustments proposed in writing by Parent to the terms and conditions of this Agreement such that the Competing Proposal ceases to constitute a Superior Proposal.

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(e)          Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, in response to an Intervening Event, the board of directors of the Company may make an Adverse Recommendation Change if the board of directors of the Company determines in good faith (after consultation with its legal counsel and financial advisors) that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ duties to the Company’s stockholders under applicable Law; provided, however, that the board of directors of the Company may not make such an Adverse Recommendation Change unless (i) the board of directors of the Company has delivered to Parent a Notice of Adverse Recommendation identifying such Intervening Event, (ii) if requested in writing by Parent, during the applicable notice period after delivery of the Notice of Adverse Recommendation, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement committed to in writing by Parent and (iii) no earlier than the end of such applicable notice period, the board of directors of the Company (after consultation with its outside legal counsel and financial advisors) shall have determined in good faith, after considering the terms of any revision to this Agreement proposed by Parent during such applicable notice period, that the failure to make an Adverse Recommendation Change would be inconsistent with its duties to the Company’s stockholders under applicable Law.

(f)          Nothing in this Agreement shall restrict the Company or the board of directors of the Company from taking or disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the board of directors of the Company to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)); provided that any communication related to a Competing Proposal shall expressly state that the Company’s board of directors has not changed the Company Recommendation except following an Adverse Recommendation Change, in accordance with this Section 6.5.

(g)          For purposes of this Agreement:

(i)            “Competing Proposal” shall mean any proposal or offer made by any Person (other than Parent, Acquisition Sub or any Affiliate thereof) or group of Persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (a) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (b) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

(ii)           “Intervening Event” shall mean any change, event, effect or circumstance or change in circumstances or facts (including any change in probability or magnitude of circumstances) first occurring after execution of this Agreement that (i) was not known to the board of directors of the Company on the date hereof (or if known by the board of directors of the Company, the consequences of which were not known by the board of directors of the Company as of the date hereof) and (ii) does not relate to any Competing Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to a Competing Proposal; provided that “Intervening Event” shall exclude any event, circumstance, change or development: (A) consisting of or resulting from a breach of this Agreement by the Company or any of its Subsidiaries, (B) resulting from changes in the price of the Company Common Stock, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition) or (C) resulting from the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event unless excluded by any other exclusion in this definition).

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(iii)          “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party on terms that the board of directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) and considering such factors as the board of directors of the Company considers to be appropriate, are (A) more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated hereby (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(d)) and (B) reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 6.6             Directors’ and Officers’ Indemnification and Insurance.

(a)            Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers and employees, if any (“D&O Indemnified Parties”), as the case may be, of the Company or its Subsidiaries as provided in their respective organizational documents as in effect on the date of this Agreement or in any Contract shall survive the Merger and shall continue in full force and effect. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law and to the fullest extent required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement. Parent shall cause the charter, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date hereof, which provisions thereafter shall not, for a period of six years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

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(b)            Without limiting the provisions of Section 6.6(a), to the fullest extent that the Company would be permitted by applicable Law to do so, Parent shall or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time or (B) this Agreement or the transactions contemplated hereby and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt of a written affirmation by the D&O Indemnified Party of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification applicable to him or her and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct for indemnification was not met. Any determination required to be made with respect to whether the conduct of any D&O Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the D&O Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, and the fees of such counsel shall be paid by the Surviving Corporation. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)            Unless the Company shall have purchased a “tail” policy prior to the Effective Time as provided below, for at least six (6) years after the Effective Time, (i) Parent shall cause the Surviving Corporation and its other Subsidiaries to maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance and fiduciary insurance in effect as of the date hereof and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies for the Company and its current and former directors and officers who are currently covered by such Existing D&O Insurance Policies, in either case, on terms and conditions no less advantageous to the D&O Indemnified Parties, or any other Person entitled to the benefit of this Section 6.6, as applicable, than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of two hundred and fifty percent (250%) of the aggregate annual premiums currently paid by the Company or any of its Subsidiaries, as applicable, on an annualized basis, but in such case shall purchase as much of such coverage as possible for such amount) and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may purchase a six (6) year “tail” prepaid policy on such terms and conditions (provided that the premium for such insurance shall not exceed two hundred and fifty percent (250%) of the aggregate annual premiums currently paid by the Company or any of its Subsidiaries, as applicable, on an annualized basis), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).

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(d)            In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation or any such Subsidiary assumes the obligations set forth in this Section 6.6.

(e)            The D&O Indemnified Parties to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely (or any earlier period actually specified in this Section 6.6) and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.

Section 6.7             Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby; and (c) any event which the Company becomes aware of between the date of this Agreement and the Closing (or earlier termination of this Agreement in accordance with Article VIII), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VII to fail. For clarity, unintentional failure to give notice under Section 6.7(c) shall not be deemed to be a breach of covenant under Section 6.7(c).

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Section 6.8             Public Announcements. Except as otherwise contemplated by Section 6.5, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties hereto or their Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto or is consistent with prior communications previously consented to by Parent. In addition, the Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants provided that such communication is consistent with prior communications of the Company or any communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.

Section 6.9             Employee Benefits.

(a)            Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of the Parent, the Surviving Corporation or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees”.  For the period commencing at the Effective Time and ending six (6) months following the Closing Date, or such shorter period during which the Continuing Employee remains in continued employment with the Company or its Subsidiaries, Parent shall, or shall cause the Surviving Corporation or any of their Affiliates to, provide for each Continuing Employee (i) base salary and wage rate, and target short- and long-term cash incentive compensation opportunities that are no less favorable in the aggregate than the base salary and wage rate and target short- and long-term cash incentive compensation opportunities provided to each such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (excluding any employee benefits that are frozen, discontinued or, as of the Effective Time, being frozen or discontinued) which are no less favorable in the aggregate (including with respect to the proportion of employee cost) than the employee benefits set forth on Section 4.12(a)  of the Disclosure Letter (excluding any equity or equity-based compensation, short- and long-term cash incentive compensation opportunities, retention, one time or special non-ordinary incentive compensation opportunities payable in connection with, or a result of, the transactions contemplated by this Agreement, retiree health or welfare, defined benefit pension benefits and employee benefits that are frozen, discontinued or, as of the Effective Time, being frozen or discontinued) provided to such Continuing Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, Parent shall provide, or shall cause the Surviving Corporation or any of their Affiliates to provide, for the period commencing at the Effective Time and ending six (6) months following the Closing Date, severance payments and benefits to each Continuing Employee whose employment is terminated during such period that are no less favorable than the severance payments and benefits that such Continuing Employee is eligible to receive under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its Subsidiaries that is set forth on Section 4.12(a) of the Company Disclosure Letter in accordance with the terms of such arrangement as in effect immediately prior to the Effective Time.

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(b)               From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, in accordance with the terms of the applicable Company Benefit Plan, all payments, benefits and obligations required under any Company Benefit Plan set forth on Section 6.9(b)(i) of the Company Disclosure Letter, in each case, subject to the amendment and termination provisions of each such Company Benefit Plan. Parent hereby acknowledges that consummation of the Merger constitutes a “409A Change in Control” pursuant to the Horowitz Employment Agreement and the Molino Employment Agreement (as such term is defined in each such agreement).

(c)            Parent agrees that the Surviving Corporation shall use commercially reasonable efforts to cause the Surviving Corporation’s employee benefit plans established following the Closing Date (if any) and any other employee benefit plans covering the Continuing Employees following the Effective Time (collectively, the “Post-Closing Plans”), to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company) for purposes of eligibility, vesting and determination of the level of benefits (but not for purposes of equity or equity compensation, other long-term incentive plans, post-termination welfare plans or benefit accrual purposes under a defined benefit pension plan) under the Post-Closing Plans, to the extent such recognition does not result in the duplication of any benefits.

(d)            For the calendar year including the Effective Time, Parent will use commercially reasonable efforts to provide that the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the Post-Closing Plans that provide medical, dental and other welfare benefits (collectively, the “Post-Closing Welfare Plans”) to the extent amounts were previously credited for such purposes under comparable Company Benefit Plans that provide medical, dental and other welfare benefits.

(e)            Parent will use commercially reasonable efforts to provide that as of the Effective Time, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Post-Closing Welfare Plans which are not insured by a third party shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion, or requirement to show evidence of good health was already in effect with respect to such employees and that have not been satisfied under the applicable Company Benefit Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).

(f)            Prior to making any written communications to the Continuing Employees pertaining to compensation or benefits matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall incorporate any reasonable comments received from Parent (or its counsel) (if any are received during such reasonable period of time (which in all events shall not be less than two (2) Business Days after receipt from the Company)) in good faith.

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(g)            Upon Parent’s reasonable written request from time to time prior to the Closing, the Company shall, within a reasonable period of time following receipt of such request, provide Parent (or its counsel) with the then-most recent calculations that the Company has in its possession for purposes of Sections 280G and 4999 of the Code and copies of any reasonably requested back-up information relating to such calculations that the Company has in its possession. The Company agrees to cooperate in good faith with the Parent to provide information to Parent relating to any analysis Parent seeks to perform for purposes of Sections 280G and 4999 of the Code (e.g., reasonable compensation or non-competition valuations) prior to the Closing. For the avoidance of doubt, nothing herein shall be construed as requiring the Company to perform any such analysis or calculation.

(h)            Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, Post-Closing Plan, or any other employee benefit plans of the Company or Parent or as a guarantee of employment for any employee of the Company or any of its Subsidiaries, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or any Company Benefit Plan, in each case, after the Effective Time and solely in accordance with its terms, and (iii) except as expressly provided in Section 6.6, confer upon any Person including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual) other than the parties hereto any rights or remedies hereunder.

Section 6.10           Conduct of Business by Parent Pending the Merger. Parent and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent and Acquisition Sub shall not amend or otherwise change any of the Parent Organizational Documents, except as may be agreed in writing by the Company and except for any amendments or changes as would not reasonably be expected to prevent, delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

Section 6.11           Financing.

(a)            Each of Parent and Acquisition Sub shall, and shall cause its Subsidiaries to use reasonable best efforts to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments (including any “flex” provisions applicable to the Debt Financing), including using (and causing its Subsidiaries to use) their respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Financing Commitments in accordance with the terms and conditions thereof, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments (including any “flex” provisions applicable to the Debt Financing), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, (iii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Parent, Acquisition Sub or their respective Subsidiaries in the Debt Commitment Letter (or definitive agreements entered into with respect to the Debt Commitment Letter), (iv) subject to the satisfaction of all conditions set forth in the Debt Commitment Letter and all conditions to the consummation of the Closing have occurred, solely to the extent necessary, enforce its rights under the Debt Commitment Letter in the event of a breach by any Debt Financing Source that impedes or delays (or could reasonably be expected to impede or delay) the Closing and, if necessary, seek specific performance of the Financing Sources of their obligations thereunder and (v) draw down upon and consummate the Financing at or prior to the Closing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.11 shall require, and in no event shall the reasonable best efforts of Parent or Acquisition Sub be deemed or construed to require, Parent or Acquisition Sub to seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

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Neither Parent nor its Affiliates shall agree to any amendments, supplement or other modifications to, obtain any replacement of, or grant any waivers of, any condition or other provision of the Equity Commitment Letter without the prior written consent of the Company. Neither Parent nor its Affiliates shall agree to any amendments, supplement or other modifications to, obtain any replacement of, or grant any waivers of, any condition or other provision under the Debt Financing (other than pursuant to any flex provisions set forth in the Debt Commitment Letter) without the prior written consent of the Company if such amendments, modifications or waivers (i) would reduce the aggregate amount of the net proceeds of the Debt Financing (other than as a result of imposition of any original issue discount permitted to be imposed on the date hereof, but including by changing the amount of fees or other amounts to be paid (including any modification to the original issue discount as in effect on the date hereof) with respect to the Debt Financing), (ii) would impose new or additional conditions or otherwise expand, amend or modify any of the conditions under the Debt Commitment Letter or (iii) that would or would reasonably be expected to (x) prevent, delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or (y) adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Financing Commitments. Prior to a termination of this Agreement in accordance with the terms of Article VIII, Parent shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Financing Commitments or any definitive agreement with respect to the Financing and shall not release or consent to the termination of the obligations of any Financing Source under the Financing, in each case, without the prior written consent of the Company.

(b)            In the event that any portion of the Debt Financing becomes or could reasonably be expected to become unavailable in the manner or from the sources contemplated in the Debt Commitment Letter (including any flex provisions applicable thereto), (i) Parent shall promptly notify the Company, and (ii) Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative debt financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not materially less favorable, taken as a whole, to Parent and Acquisition Sub or the Company than those in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event; provided, however, that Parent and Acquisition Sub shall not be required to obtain financing which (in the reasonable judgment of Parent) includes terms and conditions materially less favorable (taking into account any “market flex” provisions), taken as a whole, to Parent and Acquisition Sub, in each case relative to those in the Debt Financing being replaced; provided, further that any such replacement of any part of the Debt Financing that amends the Debt Commitment Letter and/or substitution of all or any portion of the Debt Financing shall not, without the prior written consent of the Company (A) reduce the aggregate amount of the Debt Financing available on the Closing Date from that contemplated in the Debt Commitment Letter, (B) impose new or additional conditions precedent or otherwise expand upon, amend or modify the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter in any respect that would make such conditions less likely to be satisfied by the Closing Date or (C) prevent, impede, delay or adversely impact, or be reasonably expected to prevent, impede, delay or adversely impact the consummation of the transactions contemplated by this Agreement. The definitive agreements entered into pursuant to this Section 6.11(c) or Section 6.11(a)(ii) are referred to in this Agreement, collectively, as the “Financing Agreements.”

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(c)            Each of Parent and Acquisition Sub acknowledges and agrees that neither the obtaining of the Financing or any alternative financing is a condition to the Merger or the Closing. Parent and Acquisition Sub agree to consummate the Merger and the other transactions contemplated by this Agreement regardless of its ability to obtain the Financing or any alternative Financing, subject to the applicable conditions set forth in Section 7.1, Section 7.3 and the termination rights set forth in Article VIII.

(d)            Parent and Acquisition Sub acknowledge and agree that the Company or its Subsidiaries or their respective Affiliates and its and their and their Affiliates’ respective Representatives shall not incur any liability to any Person under any financing that Parent and Acquisition Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.11 or Section 6.12 and that Parent and Acquisition Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing (including any action taken in accordance with this Section 6.11) and any information utilized in connection therewith.

(e)            Parent shall (i) furnish the Company with complete, correct and executed copies of each amendment, waiver or other modification of the Financing Commitments and of the Financing Agreements or any alternative financing agreement promptly upon their execution, (ii) give the Company prompt notice of any breach or threatened breach by any party of any of the Financing Commitments, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement of which Parent or Acquisition Sub becomes aware or any termination or threatened termination thereof of which Parent or Acquisition Sub becomes aware or, in each case, any written notice or other communication with respect to any of the foregoing, (iii) give the Company prompt notice of each material dispute or disagreement between or among the parties to the Financing Commitments or Financing Agreements, other than material disputes or disagreements that occur in the ordinary course of negotiations of the Financing Commitments or Financing Agreements and only to the extent Parent reasonable believes such material dispute or disagreement would give rise to failure of the conditions set forth in the Debt Commitment Letter or delay the funding of the Debt Commitment Letter at Closing; (iv) notify the Company if for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms described therein and (iv) otherwise keep the Company reasonably and promptly informed of the status of its efforts to arrange the Financing (or any alternative financing), including by providing the Company with drafts of the definitive agreements or offering memoranda relating to the Financing a reasonable period of time prior to their execution or use.

(f)            Notwithstanding anything to the contrary contained in this Agreement, (a) the Company, its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Debt Financing Source, in any way relating to this Agreement or any of the transactions contemplated hereby, including the Merger, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise and any such rights or claims are hereby waived, disclaimed, and released in full, and (b) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to the Company and its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including the Merger, and thereby, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 6.11(f).

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Section 6.12             Financing Cooperation. Subject to Section 6.11(a), prior to the Closing, the Company shall and shall cause its Subsidiaries to, at Parent’s sole expense, provide reasonable cooperation that is necessary and customary in connection with Parent’s efforts to obtain the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including, at the reasonable request of Parent, (i) furnishing, or causing to be furnished to, Parent and its Debt Financing Sources such customary financial and other information with respected to the Company and its Subsidiaries as Parent shall reasonably request in order to consummate the Debt Financing (provided, however, that there shall be no obligation to prepare any financial statements, reports or other information or documents other than such financial statements and reports prepared by the Company and/or its Subsidiaries in the ordinary course of business), (ii) participating in a reasonable number of lender meetings, lender presentations, due diligence sessions and rating agency meeting, in each case, upon reasonable advance notice and at mutually agreed times, (iii) providing reasonable assistance to Parent in its preparation of rating agency presentations, customary bank information memoranda and similar documents reasonably and customarily required in connection with the Debt Financing, in each case, solely with respect to information relating to the Company and its Subsidiaries, (iv) delivering information and documentation requested in writing by the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and (v) obtaining a customary payoff letter, and lien terminations and other customary documentation to allow for the payoff, discharge and termination of the Existing Credit Agreement; provided that the such requested cooperation shall not (A) cause any representation or warranty in this Agreement to be breached, (B) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (C) require the Company or any of its Subsidiaries or their respective Representatives to (i) execute, deliver, enter into, or perform any agreement, document, advisors or instrument, with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the effective time of the Closing, (ii) deliver or cause the delivery of, prior to Closing, any legal opinions or reliance letters or any certificate as to solvency or any other certificate in connection with the Financing or (iii) adopt resolutions or execute consents prior to the Closing to approve or authorize the execution of the Debt Financing or the incurrence of indebtedness thereby, (D) require any Representative of the Company or any of its Subsidiaries or their respective Affiliates to deliver any certificate or take any other action pursuant to this Section 6.12 if doing so would, or could reasonably be expected to, result in liability to such Representative (E) require the Company or any of its Subsidiaries to provide any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or is legally privileged or consists of attorney work product, (F) require the Company or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents, any Laws or result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party or (G) require the Company or any of its Subsidiaries to enter into or approve any Debt Financing. All non-public or other confidential information provided by the Company to Parent or its Affiliates pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to rating agencies and prospective lenders and investors during syndication of the debt financing contemplated by the Debt Commitment Letter, subject to customary confidentiality undertakings, which shall, in any event, require “click through” or other affirmative action by the recipient acknowledging the confidentiality of such information. Parent shall promptly (and in any event within three (3) Business Days of delivery of documentation evidencing such cost and expenses) reimburse the Company for any expenses and costs incurred in connection with the Company’s or its Affiliates’ or Representatives’ obligations under Section 6.11 or this Section 6.12. Any offering materials, presentations and other documents shall include a conspicuous disclaimer to the effect that none of the Company or any of its Subsidiaries or their respective Affiliates or any of their or their Affiliates’ respective Representatives have any responsibility for the content of such document and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company and its Subsidiaries and their respective Affiliates and their and their Affiliates’ respective Representatives in any oral disclosure with respect to such financing. Any use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing shall require the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.13             Repayment of Indebtedness. In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company in immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 6.13 of the Company Disclosure Letter (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount.

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Section 6.14             Acquisition Sub. Parent shall take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Parent hereby (a) guarantees the due, prompt and faithful payment, performance and discharge by Acquisition Sub of, and compliance by Acquisition Sub with, all of the covenants and agreements of Acquisition Sub under this Agreement and (b) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Acquisition Sub under this Agreement. Parent agrees that any breach by Acquisition Sub of a representation, warranty, covenant or agreement in this Agreement shall also be a breach of such representation, warranty, covenant or agreement by Parent.

Section 6.15             No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.16             Rule 16b-3 Matters. Prior to the Effective Time, the Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17             Delisting of Company Common Stock. Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions necessary to cause the Company’s securities to be delisted from the Nasdaq Global Market and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.18             Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any legal action commenced, or to the Knowledge of the Company threatened in writing, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger, and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such legal action. The Company shall keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to participate in (but not control) the defense or settlement of such litigation with the Company and not settle or offer to settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

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Section 6.19           Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company and the Company Subsidiaries designated by Parent in writing to the Company, if any. Immediately following the Closing Date, the Company shall terminate in writing, without Cause (as defined in the Horowitz Employment Agreement and the Molino Employment Agreement, as applicable), the employment of Richard A. Horowitz and Joseph A. Molino, Jr. in a form approved by Parent (which approval shall not be unreasonably withheld) and consistent with the provisions of the Horowitz Employment Agreement and the Molino Employment Agreement, as applicable, relating to termination without Cause and entitlement to severance payments (or, if applicable, retention or severance payments in the case of Mr. Molino) pursuant to the terms of the Horowitz Employment Agreement and the Molino Employment Agreement, as applicable.

Section 6.20           Tax Matters.

(a)            The Company and Parent shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated in this Agreement.

(b)            At least three (3) days prior to the Closing, the Company shall deliver to Parent in a form reasonably acceptable to Parent a statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

Article VII

CONDITIONS TO THE MERGER

Section 7.1             Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated hereby, including the Merger, are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a)            the Requisite Stockholder Approval (including, for the avoidance of doubt, the affirmative vote of a majority of the votes cast at the Stockholders’ Meeting by stockholders other than Richard A. Horowitz) shall have been obtained; and

(b)            no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger.

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Section 7.2             Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby, including the Merger, are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a)            each of the representations and warranties of the Company contained in: (i) this Agreement (other than in Sections 4.1(a), 4.2(a), 4.2(b), 4.3, 4.4(a)(i), 4.9(b), 4.20, and 4.21), without giving effect to any materiality or Company Material Adverse Effect qualifications therein, shall be true and correct as of the date hereof and as of the Closing Date, as if made at and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have, a Company Material Adverse Effect, (ii) Sections 4.1(a), 4.3, 4.4(a)(i), 4.20 and 4.21 shall be true and correct in all material respects as of the date hereof and of the Closing Date, as if made at and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (iii) Section 4.9(b) shall be true and correct in all respects as of the date hereof and (iv) Sections 4.2(a) and 4.2(b) shall be true and correct in all respects as of the date hereof and the Closing Date, as if made at and as of such date, except for de minimis inaccuracies;

(b)            the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c)            since the date of this Agreement, there shall not have been any Company Material Adverse Effect that is continuing;

(d)            the Company shall have received evidence reasonably satisfactory to Parent that Contract consent with the Material Customer set forth on Section 7.2(d) of the Company Disclosure Letter and such consent shall remain in full force and effect; and

(e)            Parent will have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) hereof.

Section 7.3             Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to consummate the transactions contemplated hereby, including the Merger, is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a)            each of the representations and warranties of Parent and Acquisition Sub contained in (i) this Agreement (other than in Sections 5.1, 5.2(a), 5.2(b), 5.2(c) and 5.2(d)(i)), without giving effect to any materiality or Parent Material Adverse Effect qualifications therein, shall be true and correct as of the date hereof and as of the Closing Date, as if made at and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Parent Material Adverse Effect, and (ii) Sections 5.1, 5.2(a), 5.2(b), 5.2(c) and 5.2(d)(i) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

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(b)          Parent or Acquisition Sub shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(c)          Company will have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 7.3(a) and Section 7.2(b) hereof.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1           Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)          by mutual written consent of each of Parent and the Company; or

(b)          by either Parent or the Company, if:

(i)            the Merger shall not have been consummated on or before 5:00 p.m. (New York City time) on April 13, 2024 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of the Closing to have occurred on or before such date was primarily due to the failure of such party to perform or comply with any of its obligations under this Agreement; or

(ii)           prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement; or

(iii)          the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon;

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(c)          by the Company, if:

(i)            Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)           prior to obtaining the Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 6.5; provided that, substantially concurrently with such termination, the Company enters into such definitive agreement and pays (or causes to be paid) at the direction of Parent the Termination Fee as specified in Section 8.3(a)(ii); or

(iii)          (A) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, provided that such conditions are at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent and Acquisition Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.2, (C) the Company has notified Parent in writing that all of the conditions set forth in Article VII have been satisfied or, with respect to the Company’s conditions, waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands and will stand ready, willing and able to consummate the Merger at such time and (D) the Merger shall not have been consummated within five (5) Business Days after delivery of such notice; or

(d)          by Parent, if:

(i)            the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)           the board of directors of the Company shall have made an Adverse Recommendation Change; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon the Requisite Stockholder Approval having been obtained.

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Section 8.2           Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties hereto, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, the Guaranty, the expense reimbursement and indemnification obligations contained in Section 6.11 and Section 6.12, and the provisions of this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3           Termination Fees.

(a)          Except in the event that this Agreement is terminated in a circumstance where the Reverse Termination Fee is payable, in the event that:

(i)            (A) a Third Party shall have made a Competing Proposal after the date of this Agreement, (B) this Agreement is subsequently terminated by (x) the Company or Parent pursuant to Section 8.1(b)(iii) or (y) Parent pursuant to Section 8.1(d)(i) and at the time of such Stockholder Meeting in the case of clause (x) or at the time of such breach in the case of clause (y), a Competing Proposal has been publicly announced and has not been withdrawn, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of a Competing Proposal and such Competing Proposal is subsequently consummated; provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii)           this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii)          this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii);

then the Company shall, (A) in the case of clause (i) above, no later than two (2) Business Days following the date of the consummation of such transaction involving a Competing Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of clause (iii) above, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Termination Fee; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

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(b)            In the event this Agreement is terminated by (i) the Company pursuant to Section 8.1(c)(i) (arising from a material breach of the Parent’s covenants set forth in Section 6.11) or Section 8.1(c)(iii) or (ii) the Company or Parent pursuant to Section 8.1(b)(i) if, at the time or prior to such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(c)(iii), then Parent shall, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of the Company, the Reverse Termination Fee; it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company’s rights set forth in the next sentence of this Section 8.3(c), Section 8.3(e) and Section 9.9, the Company’s receipt of the Reverse Termination Fee pursuant to Section 8.3(b), in circumstances where the Reverse Termination Fee is owed pursuant to Section 8.3(b), shall constitute the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Acquisition Sub, the Guarantor, the Debt Financing Sources or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to the terms of the Confidentiality Agreement, Section 8.3(e), Section 8.3(f) and Section 8.6 and for any of its expense reimbursement and indemnification obligations contained in Section 6.11 and Section 6.12 and the Guarantor shall also be obligated pursuant to the terms and conditions of the Guaranty), and in no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Reverse Termination Fee (plus, if applicable, any additional amounts payable pursuant to Section 8.3(e)). Notwithstanding anything in this Agreement to the contrary and without limiting any right of the Company to enforce any other obligations of Parent or Acquisition Sub set forth herein, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Acquisition Sub to cause, or for the Company to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letter, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter and this Agreement and cause the Closing to occur if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied, (ii) the financing provided for by the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 6.11(c), pursuant to the commitments with respect thereto) has been funded in accordance with its terms or will be funded at the Closing in accordance with its terms if the Equity Financing is funded at the Closing, and (iii) with respect to any funding of the Equity Financing to occur at the Closing, the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. In no event shall the Company be entitled to enforce specifically Parent’s obligation to cause the Equity Financing to be funded (or exercise its third party beneficiary rights under the Equity Commitment Letter) if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). For the avoidance of doubt, the Company may pursue a grant of specific performance of the type provided in the preceding sentence and the payment of the Reverse Termination Fee under Section 8.3(b); provided that in no event shall the Company be entitled to receive both a grant of specific performance that results in the Closing to occur, on the one hand, and the Reverse Termination Fee, on the other hand.

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(d)            Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, in circumstances where the Termination Fee is owed pursuant to Section 8.3(a)(i), Section 8.3(a)(ii) or Section 8.3(a)(iii), Parent’s right to receive payment (i) from the Company of the Termination Fee pursuant to Section 8.3(a), in circumstances where the Termination Fee is owed pursuant to Section 8.3(a)(i), Section 8.3(a)(ii) or Section 8.3(a)(iii), and (ii) pursuant to the Section 1.7 of the Stockholder Support Agreement, shall constitute the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 8.3(e) and Section 8.6, as applicable), and in no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Termination Fee (plus, if applicable, any additional amounts payable pursuant to Section 8.3(e)), the Agreed Reimbursement Amount and the fee payable, if any, pursuant to the Stockholder Support Agreement.

(e)            Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

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(f)            If and when the Company Termination Fee is payable, the Company shall pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Agreed Reimbursement Amount.

Section 8.4             Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that (i) after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law and (ii) any amendment of this Section 8.4 or Section 8.3(c), Section 9.5, Section 9.7, Section 9.8, Section 9.10 or Section 9.12, in each case to the extent such amendment would adversely affect the rights of a Debt Financing Source under such Section, shall also be approved by such Debt Financing Source. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5             Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6             Expenses; Transfer Taxes. Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Parent shall timely and duly pay all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement.

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Article IX

GENERAL PROVISIONS

Section 9.1             Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2             Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Parent or Acquisition Sub:

Tools AcquisitionCo, LLC
c/o ShoreView Industries IV, LLC
222 South Ninth Street, Suite 3300
Minneapolis, Minnesota 55402
Email: tdovidio@shoreview.com
Attention: Thomas D’Ovidio

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Email: jnsmith@sidley.com and mstoker@sidley.com
Attention: Jeffrey N. Smith and Matthew D. Stoker

if to the Company:

P&F Industries, Inc.
445 Broadhollow Road, Suite 100
Melville, New York 11747
Email: rgoodman@pfina.com
Attention: Richard B. Goodman, General Counsel

with copies (which shall not constitute notice) to:

Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza, East Tower, 15th Floor
Uniondale, New York 11556
Email: SKuperschmid@rmfpc.com
Attention: Steven J. Kuperschmid

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and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001-8602
Email: richard.grossman@skadden.com

Attention: Richard J. Grossman

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3             Interpretation; Certain Definitions.

(a)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)            Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

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(c)            The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to October 13, 2023 unless the context requires otherwise. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America. References to the “ordinary course of business” or words of similar import shall, in each case, be deemed to mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency); provided that any action taken, or omitted to be taken, and any adjustments and modifications thereto taken in response to or as a result of COVID-19 or any COVID Measures shall be deemed to be in the “ordinary course of business.”

Section 9.4             Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties hereto intend that the remedies and limitations thereon contained in Sections 8.3(a), 8.3(d) and 8.3(e) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing Commitments or the Guarantees.

Section 9.5             Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that (a) Parent may assign all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent and (b) from and after the Effective Time, Parent and Merger Sub may assign all of their rights, interests and obligations under this Agreement (i) in connection with a merger or consolidation involving Parent or the Surviving Corporation or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, (ii) to any of their respective Affiliates or (iii) to any Debt Financing Source pursuant to the terms of the Debt Financing; provided that no such assignment pursuant to clauses (a) or (b) above shall relieve Parent or Acquisition Sub of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

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Section 9.6             Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Guaranty, the Equity Commitment Letter, the Company Disclosure Letter, the Parent Disclosure Letter and the Stockholder Support Agreement, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 9.7             No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 6.6 from and after the Effective Time), (B) the Financing Sources under the Debt Financing of Parent and Acquisition Sub (with respect to Section 8.3, Section 8.4, Section 9.4, Section 9.7, Section 9.8, Section 9.10, and Section 9.12) and (C) the Parent Related Parties (with respect to Section 8.3) and the Company Related Parties (with respect to Section 8.3) are third-party beneficiaries.

Section 9.8             Governing Law.

(a)            This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)            Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any action, suit, proceeding, hearing or arbitration before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in New York County, State of New York and (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

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Section 9.9             Specific Performance.

(a)            The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to the penultimate sentence of Section 8.3(c), the parties hereto acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary contained herein, this Section 9.9 is not intended and shall not be construed to limit in any way, and shall be subject in all respects to, the provisions of Section 8.3(c) and Section 8.3(d).

Section 9.10           Consent to Jurisdiction.

(a)            Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that Court does not have jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware, or, if that Court does not have jurisdiction, the United States District Court for the District of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and (e) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Court of Chancery of the State of Delaware, or, if that Court does not have jurisdiction, the United States District Court for the District of Delaware. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties hereby further agree that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any action (whether at law, in equity, in contract, in tort or otherwise) brought against any Debt Financing Source in connection with the transactions contemplated under this Agreement.

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(b)            Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11             Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12             WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE DEBT FINANCING).

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TOOLS ACQUISITIONCO, LLC

By:	/s/ Thomas D’Ovidio
	Name:	Thomas D’Ovidio
	Title:	Vice President, Assistant Treasurer, Assistant Secretary

TOOLS MERGERSUB, INC.

By:	/s/ Thomas D’Ovidio
	Name:	Thomas D’Ovidio
	Title:	Vice President, Assistant Treasurer, Assistant Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

P&F Industries, Inc.

By:	/s/ Richard A. Horowitz
	Name:	Richard A. Horowitz
	Title:	President

[Signature Page to Agreement and Plan of Merger]

Appendix A

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(c).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Action” means any action, arbitration, assessment, audit, subpoena, hearing, mediation, examination, charge, claim, complaint, demand, grievance, investigation, inquiry, petition, suit or other proceeding, whether civil or criminal, in law or in equity, brought by or before any Governmental Authority, mediator or arbitrator.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(d).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares canceled or retired pursuant to Section 3.1(a)) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Agreed Reimbursement Amount” shall mean an amount, not to exceed $300,000.00, equal to Parent or the Acquisition Sub’s documented and reasonable out-of-pocket legal, consulting and other third-party costs and expenses incurred in connection with this Agreement from and after the date hereof and prior to the Termination Date.

“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Laws” shall mean any applicable U.S. or foreign competition, antitrust, merger control or investment Laws.

“Articles of Merger” shall have the meaning set forth in Section 2.3(a).

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

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“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Company Bylaws” shall have the meaning set forth in Section 3.1(b).

“Company Charter” shall have the meaning set forth in Section 3.1(b).

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Company or any of its Subsidiaries, including Personal Data, that are used by, or necessary to the business of, the Company and its Subsidiaries.

“Company Debt” shall have the meaning set forth in Section 6.13.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, (i) Company Options and (ii) Company Restricted Shares.

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

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“Company Material Adverse Effect” means any change, event, effect or circumstance which, individually or in the aggregate (x) has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects or circumstances which, directly or indirectly, to the extent they relate to or result from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any condition, change, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law (including any COVID Measures) or GAAP (or changes in interpretations of any Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war in the U.S. or any other country or region in the world, including an outbreak of hostilities involving the U.S. or any other Governmental Authority or the declaration by the U.S. or any other Governmental Authority of a national emergency or war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any COVID Measures, or effects thereof), other outbreak or illness or public health event (whether human or animal), or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent or its Subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships with customers, suppliers, vendors, collaboration partners, employees or regulators; provided that the exceptions set forth in this clause (v) shall not apply to matters covered by Section 4.4 or Section 6.2(a)(iv) as it relates to the representations and warranties contained in Section 4.4); (vi) any action that is expressly required to be taken pursuant to the terms of this Agreement or with the consent or at the written direction of Parent or Acquisition Sub, and (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); and (viii) any litigation or claim threatened or initiated by stockholders of the Company against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the transactions contemplated hereby; provided, further that any effect, change, event or occurrence referred to in clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to similarly situated participants operating in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) or (y) prevent, impair or materially delay the ability of the Company from entering into or performing its obligations under this Agreement and the transactions contemplated hereby.

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock.

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Privacy Policies” means any (a) internal or external past or present data protection, data usage, privacy and security policies of the Company and its Subsidiaries, (b) public statements, representations, obligations, promises, commitments relating to privacy, security, or the Processing of Personal Data, and (c) policies and obligations applicable to the Company or any of its Subsidiaries as a result of any certification relating to privacy, security, or the Processing of Personal Data.

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the approval of the Merger.

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“Company Related Parties” shall have the meaning set forth in Section 8.3(d).

“Company Restricted Shares” shall mean any restricted share of Company Common Stock.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Stock Plan” means the P&F Industries, Inc. 2021 Stock Incentive Plan.

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).

“Competing Proposal” shall have the meaning set forth in Section 6.5(g).

“Confidentiality Agreement” shall mean the Nondisclosure Agreement dated as of March 5, 2023 between Shoreview Industries IV, LLC and East Wind, on behalf of the Company.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” means any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” shall mean (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act, or any other response to COVID-19 (including any such response undertaken by any similarly situated industry participants), and (ii) the reversal or discontinuation of any of the foregoing.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“DGCL” shall have the meaning set forth in the Recitals.

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“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Company or any of its Subsidiaries.

“Debt Commitment Letter” shall have the meaning set forth in Section 5.7(a).

“Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements, credit agreements and the other definitive documents relating thereto.

“Debt Payoff Amount” shall have the meaning set forth in Section 6.13.

“Dissenting Shares” shall have the meaning set forth in Section 3.6.

“East Wind” shall have the meaning set forth in Section 4.21.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources, or human health and safety (in respect of exposure to Hazardous Materials), including Laws relating to the Release, generation, manufacture, processing, distribution, use, treatment, storage, transport, handling, labeling, remediation, or investigation of Hazardous Materials, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) (“CERCLA”), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and other similar state and local Laws.

“Environmental Permit” shall have the meaning set forth in Section 4.18(a).

“Equity Commitment Letter” shall have the meaning set forth in Section 5.7(a).

“Equity Financing” shall have the meaning set forth in Section 5.7(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(f).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Existing Credit Agreement” shall mean that certain Second Amended and Restated Loan and Security Agreement, dated April 5, 2017, by and among the Company, Florida Pneumatic Manufacturing Corp. (“Florida Pneumatic”), Hy-Tech Machine, Inc. (“Hy-Tech”), ATSCO Holdings Corp. (“ATSCO”), Jiffy Air Tool, Inc. (formerly known as Bonanza Holdings Corp.) (“Jiffy”), Bonanza Properties Corp. (“Bonanza”), Continental Tool Group, Inc. (“Continental”), Countrywide Hardware, Inc. (“Countrywide”), Embassy Industries, Inc. (“Embassy”), Exhaust Technologies, Inc. (“Exhaust”), Green Manufacturing, Inc. (“Green Manufacturing”), Pacific Stair Products, Inc. (“Pacific Stair”), WILP Holdings, Inc. (“WILP”), Woodmark International, L.P. (“Woodmark”), and Capital One, National Association (“Capital One”), as amended by Amendment No. 1 to the Second Amended and Restated Loan and Security Agreement, dated as of August 9, 2017, by and among the Company, Florida Pneumatic, Hy-Tech, ATSCO, Jiffy (formerly known as Bonanza Holdings Corp.), Bonanza, Continental, Countrywide, Embassy, Exhaust, Green Manufacturing, Pacific Stair, WILP, Woodmark, and Capital One, as further amended by Amendment No. 2 to the Second Amended and Restated Loan and Security Agreement, dated as of June 21, 2018, by and among the Company, Florida Pneumatic, Hy-Tech, ATSCO, Jiffy (formerly known as Bonanza Holdings Corp.), Bonanza, Continental, Countrywide, Embassy, Exhaust, Green Manufacturing, Pacific Stair, WILP, Woodmark, and Capital One, and as further amended by Amendment No. 3 to the Second Amended and Restated Loan and Security Agreement, dated as of October 1, 2018, by and among the Company, Florida Pneumatic, Hy-Tech, ATSCO, Jiffy (formerly known as Bonanza Holdings Corp.), Bonanza, Continental, Countrywide, Embassy, Exhaust, Green Manufacturing, Pacific Stair, WILP, Woodmark, and Capital One, and as further amended by Amendment No. 4 to the Second Amended and Restated Loan and Security Agreement, dated as of November 16, 2018, by and among the Company, Florida Pneumatic, Hy-Tech, ATSCO, Jiffy (formerly known as Bonanza Holdings Corp.), Bonanza, Continental, Countrywide, Embassy, Exhaust, Green Manufacturing, Pacific Stair, WILP, Woodmark, and Capital One, and as further amended by Amendment No. 5 to the Second Amended and Restated Loan and Security Agreement, dated as of February 8, 2019, by and among the Company, Florida Pneumatic, Hy-Tech, ATSCO, Jiffy (formerly known as Bonanza Holdings Corp.), Bonanza, Continental, Countrywide, Embassy, Exhaust, Green Manufacturing, Pacific Stair, WILP, Woodmark, and Capital One, as further amended by Amendment No. 6 to the Second Amended and Restated Loan and Security Agreement, dated as of February 14, 2019, by and among the Company, Florida Pneumatic, Hy-Tech, ATSCO, Jiffy (formerly known as Bonanza Holdings Corp.), Bonanza, Continental, Countrywide, Embassy, Exhaust, Green Manufacturing, Pacific Stair, WILP, Woodmark, and Capital One, and as further amended by the Consent and Amendment No. 7 to Second Amended and Restated Loan and Security Agreement, dated as of April 19, 2019, by and among the Company, Florida Pneumatic, Hy-Tech, ATSCO, Jiffy, Bonanza, Continental, Countrywide, Embassy, Exhaust and Capital One, and as further amended by the Consent, Joinder and Amendment No. 8 to Second Amended and Restated Loan and Security Agreement, dated as of October 25, 2019, by and among the Company, Florida Pneumatic, Hy-Tech, ATSCO, Jiffy, Bonanza, Continental, Countrywide, Embassy, Exhaust, DaVinci Purchase Corp. and Capital One, and as further amended by the Consent, Joinder and Amendment No. 9 to Second Amended and Restated Loan and Security Agreement, dated as of January 14, 2022, by and among the Company, Florida Pneumatic, Hy-Tech, ATSCO, Jiffy, Bonanza, Continental, Countrywide, Embassy, Exhaust, Hy-Tech Illinois, Inc. (“Hy-Tech Illinois”), Heisman Acquisition Corp. (“Heisman”) and Capital One, and as further amended by Amendment No. 10 to Second Amended and Restated Loan and Security Agreement, dated as of April 12, 2022, by and among the Company, Florida Pneumatic, Hy-Tech, ATSCO, Jiffy, Bonanza, Continental, Countrywide, Embassy, Exhaust, Hy-Tech Illinois, Heisman and Capital One, and as further amended by Amendment No. 11 to Second Amended and Restated Loan and Security Agreement, dated as of March 24, 2023, by and among the Company, Florida Pneumatic, Hy-Tech, ATSCO, Jiffy, Bonanza, Continental, Countrywide, Embassy, Exhaust, Hy-Tech Illinois, Heisman and Capital One.

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“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(b).

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Financing” shall have the meaning set forth in Section 5.7(a).

“Financing Agreements” shall have the meaning set forth in Section 6.11(c).

“Financing Commitments” shall have the meaning set forth in Section 5.7(a).

“Financing Sources” means the Debt Financing Sources and the Guarantor.

“Foreign Plan” shall mean each Company Benefit Plan that primarily covers current or former employees, directors or individual service providers of the Company or any of its subsidiaries based outside of the United States and/or that is subject to any Law other than U.S., federal, state or local law (other than any plan or program that is maintained by a Governmental Authority to which the Company or any of its subsidiaries contributes pursuant to applicable Law).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Government Contract” means any Contract between the Company or any of its Subsidiaries on the one hand, and any Governmental Authority (or a contractor or subcontractor to a Governmental Authority, in its capacity as such) on the other hand.

“Grant Date” shall have the meaning set forth in Section 4.2(c).

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“Guarantor” shall have the meaning set forth in Section 5.7(a).

“Guaranty” shall have the meaning set forth in the Recitals.

“Hazardous Materials” means all substances, materials, chemicals or wastes (i) defined or identified as hazardous or toxic, or as oils, pollutants or (or words of similar import) under Environmental Law, including petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and per- and polyfluoroalkyl substances or (ii) any other substances, materials, wastes, or chemicals that are regulated by, or for which liability or standards of care may be imposed under, any Environmental Law.

“Horowitz Employment Agreement” means the Executive Employment Agreement, effective as of January 1, 2022, by and between the Company and Richard A. Horowitz, as amended by Amendment No. 1 to Executive Employment Agreement, dated as of October 13, 2023, by and between the Company and Richard A. Horowitz.

“Improvements” shall have the meaning set forth in Section 4.17(e).

“Information Security Program” means a written information security program that materially complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data, and that is at least as stringent as one or more relevant industry standards and that includes: (i) written policies and procedures regarding Personal Data, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability, and integrity of any Personal Data owned, controlled, maintained, held, or Processed by the Company and its Subsidiaries; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protections against Security Incidents, Malicious Code, and against loss, misuse, unauthorized access to, and disruption of, the Processing of Company Data and IT Systems.

“Intellectual Property Rights” means all intellectual property and intellectual property rights as they exist in any jurisdiction throughout the world, whether registered or unregistered, published or unpublished, including the following: (i) patents, patent applications and similar rights including provisionals, continuations, divisionals, continuations-in-part, reissues or reexaminations thereof inventions, methods, processes; (ii) trademarks, service marks, trade dress, and registrations and applications for registration thereof, Internet domain names, and the goodwill associated with any of the foregoing; (iii) copyrightable works and copyrights and registrations and applications for registration thereof; (iv) processes, software, technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), formulae, customer lists or data, business and marketing plans, and marketing information, rights in confidential information including trade secrets; and (v) software (including source code, object code and embedded data, databases, collections of data, firmware and related information, documentation and manuals).

“Intervening Event” shall have the meaning set forth in Section 6.5(g).

“IRS” shall mean the Internal Revenue Service.

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“IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to Process Company Data in the conduct of the business of the Company and its Subsidiaries.

“Knowledge” means the actual knowledge of the following officers and employees of the Company or Parent, as applicable, after due inquiry: (i) for the Company: Richard A. Horowitz, Joseph Molino, George Aronson, Richard Goodman, Marc Mabie, Bart Swank, Dana Belton, James Graham, and Scott Clarke; and (ii) for Parent: Thomas D’Ovidio and Peter Zimmerman.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, orders, judgments, statutes, code, ordinances, treaties, legally-enforceable policies or decrees promulgated by any Governmental Authority.

“Lease” shall have the meaning set forth in Section 4.17(b).

“Leased Real Property” shall have the meaning set forth in Section 4.17(b).

“Lien” shall mean liens, claims, mortgages, deeds of trust, encroachments, easements, covenants, restrictions, leases, rights-of-way, options, rights of first refusal, survey or title defects, encumbrances, pledges, security interests or charges of any kind.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Material Customer” shall have the meaning set forth in Section 4.26.

“Material Supplier” shall have the meaning set forth in Section 4.26.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Molino Employment Agreement” shall mean the Executive Employment Agreement, dated as of January 1, 2018, by and between the Company and Joseph A. Molino, Jr., as amended by Amendment No. 1 to Executive Employment Agreement, dated as of March 5, 2019, by and between the Company and Joseph A. Molino, Jr., as further amended by Amendment No. 2 to Executive Employment Agreement, dated as of December 30, 2020, by and between the Company and Joseph A. Molino, Jr., as further amended by Amendment No. 3 to Executive Employment Agreement, dated as of June 6, 2023, by and between the Company and Joseph A. Molino, Jr., as further amended by Amendment No. 4 to Executive Employment Agreement, dated as of October 13, 2023, by and between the Company and Joseph A. Molino, Jr.

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“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.5(d).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(d).

“Open Source Software” means ” software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms including any license approved by the Open Source Initiative and listed at opensource.org/licenses.

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, agreement, injunction, temporary restraining order or other order in any action, suit or proceeding by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Material Adverse Effect” shall mean any change, effect or circumstance which, individually or in the aggregate, has prevented or materially delayed or materially impaired, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the articles of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 3.2(a).

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“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed by the Company with the SEC and Liens securing indebtedness, (iii) such Liens or other imperfections of title, if any, that do not have, individually or in the aggregate, materially detract from the value of or materially impair current use of the Real Property or the business conducted thereon, including (A) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations that are not violated in any material respect by the current use or occupancy of the Real Property or the Business conducted thereon, (v) Liens disclosed on existing title reports or existing surveys that have been delivered to Parent as of the date hereof, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business; (vii) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof and (viii) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to: (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; or (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.

“Post-Closing Plans” shall have the meaning set forth in Section 6.9(c).

“Post-Closing Welfare Plans” shall have the meaning set forth in Section 6.9(d).

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“Privacy Requirements” means any and all Laws relating to the protection or Processing of Personal Data that are applicable to the Company or any of its Subsidiaries, including, but not limited to: (a) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. § 227, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 N.Y.C.R.R. § 500, et seq.; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; 11 N.Y.C.R.R. § 420, et seq.; 11 N.Y.C.R.R. § 421, et seq.; the Illinois Biometric Information Privacy Act, 740 I.L.C.S. § 14, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC) as implemented by countries within the European Economic Area (“EEA”); the General Data Protection Regulation (2016/679) (“EU GDPR) as implemented by countries within the EEA; the UK Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426); the UK Data Protection Act 2018 and the EU GDPR as it forms part of the law of England and Wales by virtue of section 3 of the European Union (Withdrawal) Act 2018 (known as the UK GDPR); U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; and (b) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard (“PCI-DSS”).

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements) of Company Data or IT Systems.

“Proxy Statement” shall have the meaning set forth in Section 4.7.

“Real Property” shall mean the Owned Real Property and the Leased Real Property.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, emitting, abandoning, or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air (indoor or outdoor), soil, surface water, groundwater or real property, or within any building, structure, facility or fixture.

“Representatives” shall have the meaning set forth in Section 6.4.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.19.

“Reverse Termination Fee” shall mean amount equal to $3,687,670.00.

“Sanctioned Country” shall mean any country or territory that is the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea, Sevastopol, Kherson, and Zaporizhzhia regions, and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic of Ukraine).

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“Sanctioned Party” shall mean (i) a person (individual or entity) listed on a prohibited or restricted party list published by the United Nations, the United States (such as the U.S. Office of Foreign Assets Control’s (“OFAC”) “Specially Designated Nationals and Blocked Persons List”), the United Kingdom (such as the UK’s Consolidated List of Financial Sanctions Targets), the European Union and its Member States (such as the EU Consolidated List of persons, groups and entities subject to EU financial sanctions), or any such list maintained by countries with jurisdiction over the Company; (ii) the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country or of Venezuela; (iii) a person located in, national of, resident in, or organized under the jurisdiction of, a Sanctioned Country; or (iv) a person acting or purporting to act on behalf of, or a person 50 percent or more owned or otherwise controlled, directly or indirectly, by, any of the parties listed in (i)-(iii).

“Sanctions” shall mean all economic, trade and financial sanctions and embargoes imposed, administered or enforced by the United States (including by OFAC, the U.S. Department of Commerce, and the U.S. Department of State), the United Kingdom, the European Union and its Member States, or any other Governmental Authority that has jurisdiction over the Company.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Clearance Date” shall have the meaning set forth in Section 6.2(c).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Incident” means any unauthorized Processing of Company Data, any unauthorized access to the Company’s or any of its Subsidiaries’ IT Systems, or any incident that may require notification to any Person, Governmental Authority, or any other entity under Privacy Requirements.

“Solvent” shall have the meaning set forth in Section 5.12.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Stockholder Support Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(g)(iii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Statute” shall have the meaning set forth in Section 4.3(c).

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“Tax” or “Taxes” shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax), including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, escheat and unclaimed property obligations, production, license, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, alternative or add-on minimum, ad valorem, stamp, transfer, value added, or gains taxes; customs duties, tariffs; and other obligations of the same or of a similar nature to any of the foregoing and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing agreements or arrangements), as a result of being a transferee or successor, or by Contract or otherwise.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or taxing authority, including, without limitation, any claim for refund or amended return.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall mean an amount equal to $2,107,240.00.

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“Trade Controls” shall mean all applicable Laws relating to Sanctions, customs, import and export control, and anti-boycott imposed, administered or enforced by the United States, the United Kingdom, the European Union and its Member States, and any other countries with jurisdiction over the Company.

“Treasury Regulation” shall mean the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Union” has the meaning set forth in Section 4.13(a).

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988 and its regulations, and any similar applicable state, local and foreign Laws.

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